Exhibit 2.1

PURCHASE AGREEMENT

BY AND BETWEEN

GUESS?, INC., GUESS ITALIA S.R.L.,

FINGEN S.P.A. AND FINGEN APPAREL N.V.

LIST OF SCHEDULES AND EXHIBITS

Schedule	Title

3.01	Transferred Assets (By Country)

3.02

3.02(a)	Licensed Business Inventory

3.02(b)	Equipment

3.02(c)(i-iv)

3.02(e)	Real Property

3.02(g)	Permits, Licenses, etc.

3.02(i)	Prepaid Expenses

3.04(e)	Asset Purchase Price Allocation (without inventory)

3.05	Obligations and Liabilities of Licensed Businesses

4.02A	Sellers’ Deliverables

4.02B	Purchasers’ Deliverables

5.01	List of Sellers and Sellers’ Affiliates

5.04	Consents and Approvals of Governmental Authorities (Sellers)

5.05	No Third Party Consent

6.01	Maco Capitalization

6.08(a)	Unaudited Internal Balance Sheet of Maco as of September 30,2004

6.08(b)	Unaudited Balance Sheet and Income Statement of Licensed Business

6.09	No Undisclosed Liabilities

6.10(b)	List of Assignment of Litigated Credit

6.12	Permitted Liens

6.13	Patents, Trademarks and Registrations of Sellers, Maco, DutchCo and Sellers’ Affiliates

6.14	Technology Licenses and Agreements and Consulting Agreements

6.15	Leases

6.16	Environmental Matters

6.17	Licenses, Permits and Authorizations

6.21	Inter-company transactions

6.23	Affiliates conducting business for Licensed Businesses

6.30	Insurance

6.31	Employees and their gross salary (all)

6.40	Personal Property leases

6.44	Real Property Leases

6.44A	Amounts owed to architects, contractors, etc.

7.04	Consent and Approvals of Government Authorities (Purchasers)

10.09	Information Technology

12.02	Maco’s debts

Exhibit	Title

A	Escrow Agreement

B	Information Technology Services Agreement

C	Tenancy Contract for Other Than Habitation Use [lease agreement for Maco Facility]

D	Contract of Storage and Handling of Goods [Warehousing and Logistics Agreement]

E	Opinion of Sellers’ Counsel

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made as of December 31, 2004 by and between (A) Guess?, Inc., a Delaware corporation (“Guess”), and Guess Italia S.r.l., an Italian company and wholly-owned subsidiary of Guess?, Inc. (“Guess Italia”), (collectively “Purchasers”) and (B) Fingen S.p.A., an Italian company (“Fingen”), and Fingen Apparel N.V., a Netherlands company and wholly-owned subsidiary of Fingen (collectively “Sellers”).

RECITALS

WHEREAS, Guess owns and operates an apparel business worldwide;

WHEREAS, Guess Italia owns 10% of the shares of capital stock of Maco Apparel, S.p.A. (“Maco”), an Italian company;

WHEREAS, Guess has licensed to Sellers or their affiliates the right to manufacture and distribute certain GUESS jeanswear apparel products in Europe and to operate GUESS retail apparel stores and outlets that sell GUESS apparel, accessories, and other GUESS products in the countries of Italy, France, England, the Netherlands, and Switzerland (in the aggregate (other than Maco), the “Licensed Businesses” or, individually a “Licensed Business”); and

WHEREAS, Sellers have agreed to sell and Purchasers have agreed to purchase on the terms and conditions set forth herein (i) all shares of capital stock of Maco owned by Fingen Apparel N.V. and (ii) certain enumerated assets of the Licensed Businesses owned or controlled by Sellers.

NOW THEREFORE, for consideration, the value, receipt, and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

ARTICLE I

DEFINITIONS

The following terms will have the indicated meanings for purposes of this Agreement.

“2005 Design Expenses” has the meaning ascribed to it in Section 12.01.

“Accountants” has the meaning ascribed to it in Section 2.06.

“Accounts Receivable Shortfall” has the meaning ascribed to it in Section 2.05.

“Actions” has the meaning ascribed to it in Section 5.06.

“Adjusted Net Worth” has the meaning ascribed to it in Section 2.02(b).

“Affiliates” means, with respect to any Person, a Person that controls, is controlled by, or is under common control with, such Person.

“Affiliate Transferor” has the meaning ascribed to it in Section 5.02.

“Agreement” means this Agreement together with all exhibits and schedules thereto and the Closing Documents.

“Aggregate Purchase Price” has the meaning ascribed to it in Section 2.07.

“Amsterdam Leasehold Amount” has the meaning ascribed to it in Section 3.04(d)

“Asset Purchase Price” has the meaning ascribed to it in Section 3.04(a).

“Asset Sale” means the purchase and sale of the Transferred Assets, described in Article III.

 “Auditors” has the meaning ascribed to it in Section 2.02(b).

“Board” has the meaning ascribed to it in Section 10.06.

“Board of Statutory Auditors” has the meaning ascribed to it in Section 10.06.

“Callaert Litigation” means the litigation currently pending against Maco, Fingen or any of its Affiliates, by Callaert B.V., a Benelux distributor, and against Callaert by Maco, Fingen or any of its Affiliates, for alleged reciprocal breaches of a distribution agreement.

“Claims” has the meaning ascribed to it in Section 8.02(a).

“Closing” has the meaning ascribed to it in Section 4.01.

“Closing Date” means the first business day after the Effective Date or such other date as may be established under Section 4.01.

“Closing Documents” means all assignments, bills of sale, instruments, certificates, and other documents delivered at Closing or on a Transfer Date in connection with the Stock Sale or the Asset Sale, including without limitation the Conveyance Agreements.

“Code” has the meaning ascribed to it in the definition of “Taxes”.

“Contract Assignment” has the meaning ascribed to it in Schedule 4.02(A).

“Conveyance Agreement” has the meaning ascribed to it in Section 3.01.

“Designated Employees” has the meaning ascribed to it in Section 12.03(a).

“Disclosure Schedules” means the schedules attached to this Agreement pursuant to Articles V and VI.

“Dutch Assets” has the meaning ascribed to it in Section 3.01.

“DutchCo” has the meaning ascribed to it in Section 3.01.

“DutchCo Shares” means all shares (and rights to acquire shares, to direct the disposition of shares, or to vote or direct the voting of shares) of capital stock of DutchCo presently issued and outstanding.

“DutchCo’s Assets” has the meaning ascribed to it in Section 6.11.

“Effective Date” means January 1, 2005.

“English Assets” has the meaning ascribed to it in Section 3.01.

“Environmental Laws” has the meaning ascribed to it in Section 6.16.

“Equipment” has the meaning ascribed to it in Section 3.02(b).

“Escrow Agent” has the meaning ascribed to it in Section 2.07.

“Escrow Agreement” has the meaning ascribed to it in Section 2.07.

“Excluded Assets” has the meaning ascribed to it in Section 3.03.

“Excluded Liabilities” has the meaning ascribed to it in Section 3.05.

“Financial Statements” has the meaning ascribed to it in Section 6.08(a).

“Fixed Payment” has the meaning ascribed to it in Section 2.08.

“French Assets” has the meaning ascribed to it in Section 3.01.

“Hazardous Substance” has the meaning ascribed to it in Section 6.16.

“Holdback Amount” has the meaning ascribed to it in Section 2.07.

“General Assignment” has the meaning ascribed to it in Schedule 4.02(A).

“Indemnified Party” has the meaning ascribed to it in Section 8.04.

“Indemnifying Party” has the meaning ascribed to it in Section 8.04.

“Italian GAAP” means collectively accounting principles prescribed by Italian law and supplemented by the accounting principles issued by the Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri, consistently applied.

“Inventories” has the meaning ascribed to it in Section 3.02(a).

“Italian Assets” has the meaning ascribed to it in Section 3.01.

“Leased Real Property” has the meaning ascribed to it in Section 6.44.

“License Agreement” has the meaning ascribed to it in Section 6.42.

“Licensed Businesses” and “Licensed Business” have the meaning ascribed to the terms in the Recitals on page 1.

 “Lien” has the meaning ascribed to it in Section 6.12.

“London Leasehold Amount” has the meaning ascribed to it in Section 3.04(c).

“Loss Amount” has the meaning ascribed to it in Section 2.03.

“Losses” has the meaning ascribed to it in Section 8.03(a).

“Maco’s Assets” has the meaning ascribed to it in Section 6.11.

“Maco Facility” has the meaning ascribed to it in Section 10.09(b).

“Maco Inventory” has the meaning ascribed to it in Section 2.02(b)(ii).

“Material Adverse Effect” has the meaning ascribed to it in Section 5.01.

“Material Contracts” has the meaning ascribed to it in Section 6.14(b).

“Net Sales” has the meaning ascribed to it in Section 6.08(b).

“Organizational Documents” has the meaning ascribed to it in Section 5.01.

“Permits” has the meaning ascribed to it in Section 6.17.

“Permitted Liens” has the meaning ascribed to it in Section 6.12.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, association, organization, governmental entity or any other entity of any nature.

“Real Property Leases” has the meaning ascribed to it in Section 6.44.

“Shares” means all shares (and rights to acquire shares, to direct the disposition of shares, or to vote or direct the voting of shares) of capital stock of Maco presently issued and outstanding other than shares in Maco held by Purchasers.

“Share Purchase Price” has the meaning ascribed to it in Section 2.02(a).

“Stock Sale” means the purchase and sale of the Shares described in Article II.

“Swiss Assets” has the meaning ascribed to it in Section 3.01.

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including a tax under Section 59A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, real property transfer, recording, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including without limitation Transfer Taxes), customs duty, fee or other similar assessment or charge in the nature of a tax, imposed by any federal, state, local or foreign governmental authority, including any interest or penalty thereon or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

 “Transfer Date” has the meaning ascribed to it in Sections 3.04 and 4.01.

“Transfer Taxes” means all real, personal, and intellectual property transfer, documentary, sales, use, value added, stamp, recording, registration, excise, or other similar Taxes, and any notarial fees and registration fees (other than Taxes (including interest penalties and additions to Tax) measured by, or with respect to, income imposed on Sellers or on Purchasers).

“Transferred Assets” has the meaning ascribed to it in Section 3.02.

ARTICLE II

STOCK SALE

2.01         Purchase and Sale of Shares.  Sellers sell, transfer, convey, assign, and deliver to Guess Italia, and Guess Italia purchases, acquires, and accepts from Sellers, for the Share Purchase Price all right, title, and interest of Sellers in and to the Shares at the Closing.

2.02         Share Purchase Price Calculation.

(a)           The purchase price to be paid for the Shares (the “Share Purchase Price”) is an amount equal to 90% of Adjusted Net Worth.

(b)           “Adjusted Net Worth” means the net worth of Maco as of December 31, 2004 as determined jointly by the respective auditors of Purchasers and Sellers (collectively, the “Auditors”) for financial reporting purposes of Maco’s annual period 2004 (January 1, 2004 to December 31, 2004) in accordance with Italian GAAP.  The Auditors will base their determination on Maco’s audited financial statements as of December 31, 2004 adjusted as provided in the following clauses (i)-(vii) below, if the adjustments are not already reflected in Maco’s audited financial statements as of December 31, 2004:

(i)            The Auditors will ascribe the value of €9,000,000 to all intangible assets of Maco.

(ii)           The Auditors will value the 2004 inventory of Maco (“Maco Inventory”) as of the Effective Date based on the lower of (A) cost of first quality inventory and (B) the market value of such Maco

Inventory as established by sales to either independent third party retailers or to GUESS outlet stores located in Europe, such sales to be comparable to sales in prior years as to price and number of units sold to third party retailers or GUESS outlet stores.  Inventory consisting of items from collections prior to 2004 will be valued at zero.

(iii)          The Taxes receivable (or deferred Taxes) appearing on the audited Financial Statements will be entirely eliminated and will not constitute an asset of Maco for purposes of determining Adjusted Net Worth.

(iv)          A physical inventory of Maco Inventory as of the Effective Date will be performed on or about January 3, 2005 by TNT or other comparable independent third party firm and utilized by the Auditors in the determination of Adjusted Net Worth.

(v)           All royalties, including without limitation the minimum royalty, and all other amounts to be paid by Maco to Guess under the License Agreement will be accrued as payables as of the Effective Date.

(vi)          All accounts receivable will be treated as fully collectible.

(vii)         All reserves related to the Callaert Litigation (“fondo rischi”) will be eliminated and will not be considered a liability of Maco.

(c)           The Adjusted Net Worth will reflect the payment of the Loss Amount as defined in Section 2.03 by the Seller to the Purchaser and the subsequent capital contribution to Maco by the Purchaser to compensate for the Loss Amount.

2.03         Loss Adjustment.  An amount (“Loss Amount”) equal to Maco’s loss accrued during the period January 1, 2004 to December 31, 2004, if any, will be paid by Fingen Apparel N.V. to Guess Italia on March 15, 2005 without offset.  The Loss Amount will be determined by the Auditors based on Maco’s audited financial statements for such period adjusted by using the following guidelines in Section 2.02(b) for determining Adjusted Net Worth:  Section 2.02(b)(ii) (Maco Inventory), Section 2.02(b)(iii) (Taxes receivable), Section 2.02(b)(v) (accrual of royalty), Section 2.02(b)(vi) (accounts receivable) and Section 2.02(b)(vii) (Callaert Litigation).

2.04         Audit.  Sellers, with all due cooperation by the Purchasers, will cause Maco’s independent auditors to complete the audit of Maco’s Financial Statements as of the Effective Date, and deliver them to Purchasers for their receipt, on or before March 15, 2005.

2.05         Accounts Receivable Guarantee.  The difference (“Accounts Receivable Shortfall”) between (i) the amount of Maco’s accounts receivable recorded on Maco’s audited financial statements as adjusted pursuant to Section 2.02(b)(vi) and (ii) the amount of such receivables actually collected by Maco during the period January 1, 2005 through June 30, 2005 will be determined by the Auditors on or before July 1, 2005.  Sellers will pay to Purchasers the Accounts Receivable Shortfall on July 1, 2005 without offset, and Purchasers will cause Maco to transfer to Sellers without warranty or recourse such receivables for which Sellers are making payment.  Purchasers will cause Maco to solicit, pursue and enforce collection of such receivables pursuant to normal business habits and past practice, and will periodically update Sellers on collection of such receivables.  Through July 1, 2005,  Purchasers will also cause Maco to timely request insurance repayments of insured receivables and to supply to credit insurers all required information to allow insurers to pay insured receivables.

2.06         Objections.

(a)           If either Sellers or Purchasers object to the Auditors’ determination of the Share Purchase Price, Adjusted Net Worth, or any adjustments or amounts to be determined pursuant to this Article II, or the 2005 Fall/Winter Collection pursuant to Section 12.01, the objecting parties will give written notice to the Auditors and to the non-objecting parties within 10 business days after receipt by the objecting parties of such determination and will include in the notice a description of the issue(s) in dispute.  The issue(s) in dispute will be submitted to Deloitte & Touche LP or any other reputable international accounting firm other than the Auditors acceptable to the parties (“Accountants”) for resolution.  The determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be made within 30 days and will be binding and conclusive on the parties.  Sellers and Purchasers will each bear 50% of the fees of the Accountants for such determination.

(b)           To the extent matters referred to the Accountants for resolution result in changes to the Loss Amount, the royalties under the License Agreement, or the Accounts Receivable Shortfall, such amounts will be promptly reconciled to Maco’s financial statement and paid without offset to the party entitled thereto and will not be paid through adjustment to the calculation of the Share Purchase Price installments under Section 2.08(b).

2.07         Escrow.  Purchasers will hold back from payments of the Share Purchase Price, the Asset Purchase Price, and the 2005 Design Expenses (collectively, “Aggregate Purchase Price”), as elsewhere provided herein, an amount equal to 10% of the Aggregate Purchase Price (the “Holdback Amount”).  Purchasers will deposit the Holdback Amount in an escrow account with Interbanca S.p.A. or such other escrow account as agreed to by Purchasers and Sellers in writing (“Escrow Agent”) pursuant to an escrow agreement (“Escrow Agreement”) substantially in the form attached hereto as Exhibit A.  The Holdback Amount will be released to Sellers or to Purchasers no later than July 1, 2005 as provided in the Escrow Agreement.  In addition, after Sellers transfer of the Share to Purchasers at the Closing, Purchasers on Closing shall pledge such Shares until the payments are completed under Section 12.02; or will otherwise provide on Closing a letter of undertaking of such payments by a reputable bank.

2.08         Share Purchase Price Payment.  Purchasers will pay the Share Purchase Price as follows:

(a)           on April 15, 2005 Purchasers will pay €500,000 (“Fixed Payment”), allocated and paid 90% to Fingen Apparel N.V. and 10% to the Escrow Account;

(b)           on July 1, 2005 and thereafter on each January 30 and June 30, commencing with January 30, 2006 and ending with June 30, 2009, Purchasers will pay an amount, if any, equal to 11.1% of the difference between (i) the Share Purchase Price and (ii) the Fixed Payment.

2.09         The parties acknowledge and agree that the calculations of the Adjusted Net Worth, the adjustments contemplated in Section 2.02 and the purchase price for the Licensed Businesses as contemplated in Section 3.04 represent an internal agreement between Purchasers and Sellers in the context of a complex transaction.

ARTICLE III

ASSET SALE

3.01         Multiple Jurisdictions.  The Licensed Businesses are owned and conducted directly by Sellers or through their Affiliates in multiple jurisdictions in Western Europe.  Certain of the Transferred Assets will be conveyed by one or more of Sellers’ Affiliates.  A list of the Transferred Assets owned by such Affiliates together with identification of the Affiliates owning and transferring such assets is set forth on Schedule 3.01.  The Transferred Assets include without limitation assets located in Italy (the “Italian Assets”), France (the “French Assets”), England (the “English Assets”), the Netherlands (the “Dutch Assets”), and Switzerland (the “Swiss Assets”).  Sellers will cause their Affiliates to, and Purchasers will or will cause one or more of their designees to, enter into separate and individual conveyance agreements under the local law and in the language of such jurisdictions (each a “Conveyance Agreement”) effecting the transfer or other conveyance of the Transferred Assets; provided that Purchasers will acquire the Dutch Assets by purchasing all of the capital stock of Fingen Apparel Retail B.V., a Netherlands company (“DutchCo”); provided further that the Italian Assets will be acquired by Guess Italia and that the entity designated by the Purchasers to acquire the French Assets, the English Assets, the Dutch Assets and the Swiss Assets and all necessary details thereof shall be transmitted to Sellers on or before December 31, 2004.  Each Conveyance Agreement will be substantially to the same effect and purpose as this Agreement, but with such variations as may be reasonably acceptable to Purchasers to satisfy the requirements of local law and of normal practice of each country.

3.02         Purchase and Sale of Transferred Assets.  Sellers shall transfer, assign, convey or deliver or where necessary will cause one or more of their Affiliates to transfer, assign, convey or deliver to Purchasers (or their designee(s)) in accordance with Section 3.01, and Purchasers do, or will cause their designee(s) to, purchase, acquire, and accept from Sellers (or Sellers’

Affiliates) all of their right, title, and interest in and to the following properties, assets, and contracts, whether tangible or intangible, and wherever located, to the extent used in the Licensed Businesses (collectively the “Transferred Assets”), all free and clear of Liens other than Permitted Liens, including without limitation the items specified on Schedule 3.02, but excluding (i) the Excluded Assets as defined in Section 3.03 and (ii) all assets and liabilities exclusively owned by Maco:

(a)           all inventories of the Licensed Businesses, including without limitation all apparel, clothing, accessories, goods, parts, and other supplies (whether in the possession or control of Sellers or others) that are owned, used or held by Sellers or any of Sellers’ Affiliates as part of or for use in connection with the Licensed Businesses (the “Inventories”) including without limitation the Inventories set forth on Schedule 3.02(a);

(b)           all packing materials, shipping materials, machinery, equipment, furniture, furnishings, fixtures, automobiles, trucks, vehicles, cars, handling equipment, computer hardware and software, parts, and all items of personal tangible property owned, leased, used or held for use by Sellers or any of Sellers’ Affiliates in connection with the Licensed Businesses (the “Equipment”), including without limitation the Equipment set forth on Schedule 3.02(b);

(c)           (i) all patents and all applications therefor, if any, and all inventions made prior to the Closing Date by employees of Sellers, if any, which, in either case, are used in the conduct of the Licensed Businesses and owned or licensed by Sellers or any one or more of their Affiliates as of the Closing Date; (ii) all copyrights and registrations and applications therefor, including all copyright works which were created prior to the Closing Date by employees of the Sellers or any one or more of their Affiliates, which are used in the conduct of the Licensed Businesses, and which are in the possession of or owned by or licensed to Sellers or any one or more of their Affiliates as of the Closing Date, if any; (iii) all trademarks, registered or unregistered, adopted for use in the conduct of the Licensed Businesses which are owned by or licensed to Sellers or any one or more of their Affiliates as of the Closing Date, if any, and all trademark registrations therefor, or applications for trademark registrations, if any, together with the goodwill of the Licensed Businesses associated therewith; (iv) all unpatented inventions, trade secrets, confidential and proprietary information and know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, software, and confidential information, writings, and other works that originated out of, or are in the possession of, used in the Licensed Businesses and owned by Sellers or any one or more of their Affiliates as of the Closing Date, if any; and (v) all rights to sue third parties for infringement with respect to the foregoing, excluding the GUESS name and GUESS trademark, including without limitation all such items described in clauses (i)-(v) set forth on Schedule 3.02(c);

(d)           all rights in, to and under the Material Contracts, together with all other agreements of Sellers or any one or more of their Affiliates (other than this Agreement) relating to the Licensed Businesses, subject to Section 3.06 and to Purchasers’ obligations under the Contract Assignment;

(e)           all ownership or leasehold interests, as the case may be, of Sellers or any one or more of their Affiliates in the real property set forth on Schedule 3.02(e), and all improvements, fixtures, and fittings on such property, and easements, rights of way, and other appurtenants thereto;

(f)            all marketing and sales materials, advertising materials, catalogues and sales brochures of the Licensed Businesses;

(g)           all permits, licenses, license applications, approvals, certifications, product registrations, and product and/or service clearances used in the conduct of the Licensed Businesses, including without limitation those set forth on Schedule 3.02(g), to the extent the same are transferable;

(h)           all books, records, manuals, files, and other documentation, whether written, electronic or otherwise, of the Licensed Businesses, including without limitation customer records, supplier lists, distributor lists, purchase and sale records, price lists, correspondence, quality control records, research and development files, drawings, blueprints, and designs;

(i)            all prepaid expenses, advance payments, if any, and prepaid items of Sellers or any one or more of their Affiliates specifically related to the Licensed Businesses including without limitation those set forth on Schedule 3.02(i) and all security and other deposits paid in connection with the ownership or leasehold interests set forth on Schedule 3.02(e);

(j)            all rights, claims, and credits to the extent relating to the Licensed Businesses, or to any Transferred Assets, including without limitation all rights in and to goods sold, leased, or returned after the Closing Date or the Transfer Date, whichever is applicable, in the operation or conduct of the Licensed Businesses; all rights, claims, and credits arising under insurance policies; and all guarantees, representations, warranties, indemnities, and similar rights in favor of Sellers or any one or more of their Affiliates to the extent relating to the Licensed Businesses or to any Transferred Assets; and

(k)           all shares, and rights to acquire shares or to direct the disposition of shares or the voting rights of shares, of capital stock of DutchCo presently held jointly or severally, directly or indirectly, by Sellers or any one or more of their Affiliates.

3.03         Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, Sellers and their Affiliates will retain all right, title, and interest in and to all of, and will not transfer to Purchasers or their Affiliates or designees any property or property right, whether tangible or intangible, except the Shares and the Transferred Assets (“Excluded Assets”).

3.04         Asset Purchase Price.

(a)           The Asset Purchase Price will be an amount equal to the sum of (i) €10,000,000, (ii) the London Leasehold amount, (iii) the Amsterdam Leasehold amount, and (iv) an amount equal to the value of the Inventories as of each applicable Transfer Date.  For purposes of this Section 3.04(a), the determination of the value of all such Inventories will be based on Maco’s actual costs of all such Inventories, including costs for customs, duty and freight, plus 5% of such actual costs to cover overhead, handling and shipping costs, as determined by the Auditors (the “Asset Purchase Price”). The inventory of accessories and Guess Collection products in the Licensed Businesses will be valued based on the actual costs from the applicable vendor plus actual shipping charges, if any, as determined by the Auditors.  A physical inventory will be performed ten (10) days prior to the transfer of each of the Licensed Businesses to Purchaser and/or its Affiliates (the “Transfer Date”) by TNT or other comparable independent third party firm and utilized by the Auditors in the determination of the value of such inventories based on the lower of (a) cost of first quality Inventories and (b) the market value of such Inventories.

(b)           The Asset Purchase Price will be payable on the 10th business day after the date upon which the applicable Transferred Assets have been transferred by Sellers or their Affiliates to Purchasers and their designee(s), as follows:

(i)            with respect to the Italian Assets, an amount equal to the sum of (A) €7,155,000 and (B) value of the Inventories included in the Italian Assets and determined in Section 3.04(a), allocated and paid 90% to Sellers and 10% to the Escrow Account;

(ii)           with respect to all other Transferred Assets (except for the London Leasehold Amount and the Amsterdam Leasehold Amount), an amount equal to the sum of (A) €2,700,000 and (B) the value of the Inventories (excluding the Inventories included in the Italian Assets) determined in Section 3.04(a), allocated and paid 90% to Sellers and 10% to the Escrow Account; and

(iii)          with respect to the London Leasehold Amount, an amount equal to the sum of €145,000 for capital expenditures already incurred on or before October 1, 2004.

In addition, Purchasers agree to replace Seller’s bank guarantees, if existing, to secure the leases of the Licensed Businesses.

(c)           “London Leasehold Amount” means the aggregate amount properly accrued by Sellers or any one or more of their Affiliates for costs paid after October 1, 2004 and prior to the Transfer Date for capital improvements to the premises covered by the London lease.  Purchaser’s portion of this amount for capital expenditures shall not exceed €819,000.  In addition, Purchasers agree to replace Seller’s bank guarantee to secure the London lease in the amount of Pounds Sterling 277,594.  For the avoidance of doubt, on the Transfer Date, the sum due in payment of the London Leasehold Amount will be increased by the value of the inventory in the London store calculated pursuant to Section 3.04(a), if any, on the Transfer Date.

(d)           “Amsterdam Leasehold Amount” means the aggregate amount properly accrued by Sellers or any one or more of their Affiliates for costs incurred for the “key-money” paid or to be paid to procure the Amsterdam store, and for all capital expenditures for the store, provided that Purchaser’s portion of this amount shall not exceed €550,000.  In addition, Purchaser agrees to replace Seller’s bank guarantee to secure the Amsterdam lease in the amount of €81,272.  Since the transfer of the Amsterdam Licensed Business will take place by means of transfer from Fingen Apparel N.V. to Guess Europe B.V., the consideration due to Fingen Apparel N.V. for the sale of the DutchCo Shares will be equal to the above amount of €550,000, plus the value of inventory calculated pursuant to Section 3.04(a) plus/minus any profit/loss of the operations of DutchCo from incorporation to the Transfer Date adjusted eliminating the “key money” effect of €550,000 plus/minus any debts/credits.

(e)           Purchasers and Sellers agree to allocate the Asset Purchase Price (and all other capitalized costs) among the Transferred Assets for Tax purposes in accordance with the allocation schedule set forth on Schedule 3.04(e).  Purchasers and Sellers agree that such allocation will be conclusive and binding on them and their respective Affiliates for purposes of federal, state, local, and foreign Tax returns and that neither they nor their respective Affiliates will voluntarily take any position inconsistent therewith.  Purchasers and Sellers agree to, or cause their respective Affiliates to, prepare and timely file all applicable U.S. Internal Revenue Service and other governmental authority forms, to cooperate with each other in the preparation of such forms, and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof.  Purchasers and Sellers agree to promptly notify each other in the event that any governmental authority takes or proposes to take a position for Tax purposes that is inconsistent with the allocation schedule set forth on Schedule 3.04(e).

3.05         Excluded Liabilities.  Purchasers and their Affiliates and designees do not and will not assume, will not be deemed to have assumed, and will have no obligation or liability whatsoever for any claims, debts, liabilities, obligations, expenses, contracts or commitments of

Sellers or any one or more of their Affiliates of any kind, character or description (the “Excluded Liabilities”) relating to the Licensed Businesses (except with respect to DutchCo, whose claims, debts, liabilities, obligations, expenses, contracts or commitments are set forth and described in Schedule 3.05).  Sellers will control all claims, proceedings and other matters relating to the Excluded Liabilities, and Purchasers will refer all such matters to Sellers for handling and disposal.

3.06         Third Party Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement does not constitute and will not be construed or enforced as an agreement to assign or transfer any asset or liability, including without limitation a Material Contract or other agreement referred to in Sections 3.02(d) or (e), or any claim, right or benefit arising thereunder or resulting therefrom, if such an assignment or transfer or an attempt to make such an assignment or transfer without the consent or approval of a third party would constitute a breach or violation thereof or affect adversely the rights of Purchasers or any of their Affiliates or designees thereunder or thereto; and no action under this Agreement will constitute an assignment or transfer of any Material Contract in the absence of such consent or approval.  Sellers will give prompt notice to Purchasers of any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.  Prior to and after the Closing, Sellers will use their best efforts to obtain, at their expense, the consent of third parties required to assign to Purchasers or novate, as applicable, each of the leases relating to the Transferred Assets, including without limitation Material Contracts and other agreements referred to in Sections 3.02(d) and (e).  In the event that Sellers are unable to assign or otherwise transfer any of such Transferred Assets to Purchasers, Sellers and Purchasers will use their best efforts to enter into arrangements sufficient to provide equivalent benefits and burdens to Purchasers and their appropriate Affiliates or designees.

3.07         Prorations.  All payments relating to periods on or prior to the Effective Date or each applicable Transfer Date whether or not payable after the Effective Date or Transfer Date, will be prorated between Sellers and Purchasers on the basis of a 365-day year and the number of days elapsed as of the Effective Date or Transfer Date, whichever is applicable.  With respect to any products sold or services rendered pursuant to any obligations of Sellers, Sellers and Purchasers will use their respective best efforts to arrange for vendors to bill Sellers directly on or prior to the Effective Date or the Transfer Date, whichever is applicable, and Purchasers directly after the Effective Date or the Transfer Date, whichever is applicable. Amounts due for supplies received from or services rendered by third-party vendors of Sellers or their Affiliates on or prior to the Effective Date or the Transfer Date, whichever is applicable, will be for the account of and paid by Sellers.

3.08         Inapplicability to Article II.  The provisions of Article III apply only to the Asset Sale and do not apply in any way to the Stock Sale.

ARTICLE IV

CLOSING

4.01         Closing.  Other than the transfer of the Licensed Businesses, the consummation of the Stock Sale, the Asset Sale, and related transactions contemplated by this Agreement (the

“Closing”) will take place at Florence, Italy on January 1, 2005, or at such other place, time or date as Sellers and Purchasers may mutually agree in writing.  The Transfer Date for all of the Licensed Businesses (other than the London Assets) shall occur on or before February 28, 2005; for the avoidance of doubt the Transfer Dates of each individual Licensed Business will be set by Sellers with ten business days’ prior notice and may take place at various times and in different and various locations all on or before February 28, 2005 (except for the London Assets).  The Transfer Date for the London Assets shall be no later than July 30, 2005.  To facilitate the Closing, Sellers, and Purchasers will have conducted a pre-Closing meeting and conference during the last week of December 2004.

4.02         Deliveries by Sellers and Purchasers.  At the Closing, Sellers will deliver to Purchasers or to the Escrow Agent those items described on Schedule 4.02(A).  At the Closing, Purchasers will deliver to Sellers or to the Escrow Agent those items described on Schedule 4.02(B).

4.03         Transfer Taxes and Costs.

(a)           As between Sellers and Purchasers and their respective Affiliates, the Share Purchase Price and the Assets Purchase Price are inclusive of all Transfer Taxes that may be imposed upon or payable by Purchaser or their Affiliates or designees in connection with all transactions contemplated by this Agreement, provided, however, that Purchaser shall be responsible for paying applicable value added tax with respect to all inventories and the Italian Assets, except the Milan store, allocated as follows:

In Euro M.	Asset Purchase	VAT Assessable
Rome	2.300	0.460
Serravalle	0.448	0.090
Franciacorta	0.361	0.072
Castelromano	0.346	0.069
	3.455	0.691

(b)           In particular, Sellers will pay when due, and will hold Purchasers and their Affiliates and designees harmless from and against, all Transfer Taxes, except value added tax to be paid by Purchasers as provided in Section 4.03(a), imposed on any Person in connection with (i) the transfer of any of the Transferred Assets or Shares pursuant to this Agreement, (ii) the delivery of this Agreement, or (iii) the consummation of any of the other transactions contemplated by this Agreement.  Sellers will file all necessary Tax Returns and other required documents with respect to such Transfer Taxes in a timely manner and, upon the request of Purchasers, promptly will provide them copies of such Tax Returns and documents and proof of payment of such Transfer Taxes.  To the extent Sellers or their Affiliates cannot or do not timely file such necessary Tax Returns or pay such Transfer Taxes, Sellers will promptly pay to Purchasers on their demand the sum of (i) the amount of such unpaid Transfer Taxes and

(ii) an amount such that, after allowing for payment of all Taxes imposed on the receipt of items (i) and (ii) by Purchasers or their Affiliates, the net amount received by Purchasers after the imposition of such Taxes equals item (i).

(c)           Purchasers and Sellers will cooperate with each other in good faith to minimize Transfer Taxes to the extent it is reasonably practicable to do so.  Purchasers will provide to Sellers, and Sellers will provide to Purchasers, all exemption certificates or resale certificates with respect to Transfer Taxes that may be provided for under applicable law.  Such certificates will be in the form, and will be signed by the proper party, as provided under applicable law.

(d)           To the extent Sellers are not permitted to make such filings or pay such taxes, the Share Purchase Price, the Asset Purchase Price, or both will be reduced so as to afford Purchasers the economies equivalent of the benefits of Section 4.03(a) and (b).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the explicit terms of the Disclosure Schedules, Sellers hereby represent and warrant to Purchasers as follows.

5.01         Organization and Good Standing.  Schedule 5.01 contains a true, complete, accurate, and detailed list of Sellers and each of their Affiliates which collectively own the Shares and the Licensed Businesses showing how such Shares or Licensed Businesses are owned by each of Sellers or Affiliates of Sellers, and providing for each, its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each).  Each of Sellers, DutchCo, Maco and Fingen’s Affiliates relating to the Licensed Businesses, subject to the disclosure in Schedule 5.01, is duly qualified or licensed to do business as a foreign corporation, and each is in good standing as a foreign corporation, in every jurisdiction in which the ownership of the Licensed Businesses’ property or assets or the conduct of the Licensed Businesses requires such qualification or license, except where the failure to be so qualified would not have a Material Adverse Effect.  As used in this Agreement, “Material Adverse Effect” means any material adverse change in, or material adverse effect on, the Licensed Businesses, or the financial condition, operations or prospects of the Licensed Businesses taken as a whole.  Each of Sellers has delivered to Purchasers true, complete, and accurate copies of the respective certificates of incorporation and by-laws or other organizational document (“Organizational Documents”) of each of Sellers, DutchCo, Maco and the Fingen Affiliates relating to the Licensed Businesses, as currently in effect.

5.02         Corporate Power and Authority.  Sellers have full corporate power and authority to enter into this Agreement and all Closing Documents, perform their obligations hereunder, or thereunder, to transfer, assign, deliver and convey the Transferred Assets and carry out the transactions contemplated hereby.  Each Affiliate of Sellers who transfers any of the Shares or Transferred Assets pursuant to this Agreement (each an “Affiliate Transferor”) has full corporate power and authority to effect such transfers.  The execution and delivery of this Agreement, and each of the Closing Documents, the performance by Sellers of their obligations hereunder or thereunder and the consummation of the transactions contemplated herein have been duly authorized by all corporate, shareholder, and other actions on the part of Sellers and any such Affiliate Transferor, as applicable, required by applicable law and their respective Organizational Documents.  This Agreement and the Closing Documents constitute the legal, valid and binding obligation of Sellers, enforceable against each of them in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.03         No Violation.  Neither the execution and delivery of this Agreement or the Closing Documents nor the performance by Sellers of their obligations hereunder or thereunder nor the consummation of the transactions contemplated hereby or thereby will (a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Sellers or any Affiliate Transferor or (ii) any resolution adopted by the board of directors (or similar management body) or the stockholders of Sellers or any Affiliate Transferor violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of Sellers, any Affiliate Transferor, Maco, DutchCo, or the Licensed Businesses, require the consent of any other party to, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien, upon any property or assets of the Licensed Businesses under any mortgage, indenture, lease, contract, agreement or instrument to which Sellers, any Affiliate Transferor, Maco, DutchCo, or the Licensed Businesses is a party or by which Sellers, any Affiliate Transferor, Maco, DutchCo, or the Licensed Businesses, or any of either of their assets or properties may be bound; (b) to the best of Sellers’ knowledge, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Sellers, any Affiliate Transferor, Maco, DutchCo, or the Licensed Businesses is subject or by which Sellers, any Affiliate Transferor, Maco, DutchCo, or the Licensed Businesses, or any of either of their assets or properties are bound; or (c) result in the loss of any material license or permit benefiting Maco, DutchCo, or the Licensed Businesses.  Sellers do not guarantee that existing credit lines to Maco will be maintained after the change of ownership of Maco.

5.04         Consents and Approvals of Governmental Authorities.  Except as set forth and described in Schedule 5.04, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by any of Sellers or Seller’s Affiliates, the Licensed Businesses or Maco in connection with the execution, delivery and performance of this Agreement and the Closing Documents by each of Sellers.

5.05         No Third Party Consents.  Except as set forth and described in Schedule 5.05, no consent, approval, order or authorization of, notice to or registration, declaration or filing with, any third party is required to be obtained or made by or with respect to any of Purchasers or

Sellers in connection with the execution and delivery by any of Purchasers or Sellers of this Agreement or any Closing Document, or the consummation of the transactions contemplated hereby or thereby or compliance by any of Purchasers or Sellers of the terms hereof or thereof, except where the failure to obtain any consent, approval, order or authorization, or to give notice, or to make any registration, declaration or filing would not reasonably be expected to have a Material Adverse Effect on any of Purchasers or Sellers, would not prevent or delay any of Purchasers’ or Sellers’ ability, or, to the best knowledge of any of the Purchasers or Sellers’ ability, to consummate the transactions contemplated hereby or would not result in any liability, cost or expense to any of Purchasers or Sellers (other than liabilities and obligations not in excess of €50,000 in the aggregate).

5.06         Litigation.  Except for the Callaert Litigation, and the Studio 3 litigation, there are no actions, claims, proceedings (collectively “Actions”) pending, or to the knowledge of Sellers, threatened, against Sellers or any of their Affiliates relating to the Licensed Businesses or any of their respective assets, properties or rights before any court, arbitrator, mediator or administrative or governmental body which could have a Material Adverse Effect on the Licensed Businesses or Maco’s Assets or the business conducted by Maco.  There is no Action pending or threatened against Sellers or any of their Affiliates or any of their respective assets, properties or rights before any court, arbitrator, mediator, or administrative or governmental body that questions or challenges the validity of this Agreement or any actions taken or proposed to be taken by Sellers pursuant to this Agreement.  Further, there is no investigation pending against Sellers or any of their Affiliates, or any of their respective assets, properties or rights by any governmental unit with investigative authority.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO
MACO, DUTCHCO, AND THE LICENSED BUSINESSES

Subject to the explicit terms of the Disclosure Schedules, Sellers hereby represent and warrant to Purchasers as follows.

6.01         Maco Capitalization.  Except as set forth and described in Schedule 6.01, the authorized capital stock of Maco as of the Closing Date consists solely of 3,000,000 shares of common stock, with a par value of €0.52 per share, all of which are issued and outstanding.  All such issued and outstanding shares have been duly authorized, are validly issued, fully paid, and nonassessable and have been issued in compliance with all applicable securities laws.  No options, warrants, conversion privileges, commitments, preemptive rights, plans or other agreements or rights presently outstanding of any character exist providing for the purchase, issuance or sale of (a) any shares of the capital stock of Maco or (b) any securities of any kind convertible or exchangeable or exercisable for any shares of the capital stock of Maco.  No phantom stock or similar rights exist with respect to Maco.  None of the outstanding equity securities or other securities of Maco was issued in violation of any applicable law or regulation.

6.02         Ownership of Shares.  All of the outstanding shares of capital stock of Maco are issued and registered in the name of the following owners:

Owner	Number of Shares

Fingen Apparel N.V.	2,700,000
Guess Italia S.r.l.	300,000

Fingen Apparel N.V. owns the Shares, beneficially and of record, free and clear of any Liens.

6.03         Title to Shares.  Fingen Apparel N.V. is, and will be on the Closing Date, the record and beneficial owner of the Shares free and clear of any Liens.  Upon the sale and delivery of the Shares in accordance with the terms of this Agreement, Fingen Apparel N.V. will convey to Guess Italia good and marketable title in and to the Shares free and clear of all Liens.

6.04         No Subsidiaries or Investments.  Neither Maco nor DutchCo owns any subsidiaries or any securities or other investments in other companies, partnerships, joint ventures or other business entities.

6.05         DutchCo Capitalization.  The authorized capital stock of DutchCo as of the Closing Date consists solely of €100,000 divided into 200 shares of common stock, with a par value of €500 per share, of which 40 shares are issued and outstanding.  All such issued and outstanding shares have been duly authorized, are validly issued, fully paid, and nonassessable and have been issued in compliance with all applicable securities laws.  No options, warrants, conversion privileges, commitments, preemptive rights, plans or other agreements or rights presently outstanding of any character exist providing for the purchase, issuance or sale of (i) any shares of the capital stock of DutchCo or (ii) any securities of any kind convertible or exchangeable or exercisable for any shares of the capital stock of DutchCo.  No phantom stock or similar rights exist with respect to DutchCo.  None of the outstanding equity securities or other securities of DutchCo was issued in violation of any applicable law or regulation.

6.06         Ownership of DutchCo Shares.  Fingen Apparel N.V. owns all of the DutchCo Shares, which shares are free and clear of any Liens.

6.07         Title to DutchCo Shares.  Fingen Apparel N.V. is, and will be on the Closing Date, the record and beneficial owner of the DutchCo Shares free and clear of any Liens.  Upon the sale and delivery of the DutchCo Shares in accordance with the terms of this Agreement, Fingen Apparel N.V. will convey to Guess Europe B.V., a Netherlands company, good and marketable title in and to the DutchCo Shares free and clear of all Liens.  Guess Europe B.V. shall then change the name of DutchCo within ninety (90) days after transfer.

6.08         Financial Statements.

(a)           Sellers have delivered to Purchaser:  (i) audited balance sheets of Maco as of December 31, 2002 and December 31, 2003, for each of the years 2002 and 2003, and the related audited statements of income, changes in stockholders’ equity, and statements of sources and application of funds for each of the fiscal years then ended, including in each case the notes thereto, together with the report thereon of Price Waterhouse for the year 2002 and KPMG for the year 2003, independent certified public accountants (collectively “Financial Statements”), and (ii) an unaudited balance sheet of Maco as of September 30, 2004, and the related consolidated statements of income, changes in stockholders’ equity, and statements of sources and applications of funds for the period then ended (the “Internal Financial Statements”).  Such Financial Statements and notes (A) have been prepared pursuant to the rules of Italian law applicable to the preparation of financial statements, as integrated by, and interpreted and applied in accordance with, the accounting principles issued by the Commissions of the “Consiglio Nazionale dei Dottori Commercialisti” and the “Consiglio Nazionale dei Ragionieri” except as set forth and described on Schedule 6.08(a) reflecting deviations from Italian GAAP, and (B) fairly present the financial condition and the results of operations, changes in stockholders’ equity, and statements of sources and applications of funds of Maco as of the respective dates of and for the periods referred to in such financial statements, all in accordance with Italian GAAP; the financial statements referred to in this Section 6.08(a) reflect the consistent application of such accounting principles throughout the periods involved.  No financial statements of any Person other than Maco are required by Italian GAAP to be included in the financial statements of Maco.

(b)           Attached hereto as Schedule 6.08(b) are the unaudited income statements of the Licensed Businesses and the schedule of assets and liabilities (except for the London and Amsterdam stores) for the years ended December 31, 2002 and December 31, 2003 which were prepared in accordance with local applicable GAAP and which are based upon and consistent with information contained in the consolidated audited financial statements of Sellers for the same period.  The gross revenues less returns, credits, and allowances (“Net Sales”) of the Licensed Businesses, calculated in accordance with local applicable GAAP, for the twelve (12) month period ending December 31, 2003 were in excess of €9,000,000.

(c)           Sellers shall deliver to Purchaser ten days prior to the Transfer Date of DutchCo, the most recently available balance sheets of DutchCo and the related audited statements of income, changes in stockholders’ equity, and statement of sources and application of funds for calculation of the consideration for the sale of DutchCo.    A fully audited balance sheet of the operations of DutchCo up to and including the Transfer Date will then be prepared by Sellers within thirty days from the Transfer Date and the parties then shall adjust the amounts due, if any.

6.09         No Undisclosed Liabilities.  Except as set forth and described in Schedule 6.09, the Licensed Businesses, DutchCo and Maco have, and immediately prior to the Closing Date or the Transfer Date, whichever is applicable, will have, no debts, liabilities or obligations of any nature, absolute, accrued, contingent or otherwise.

6.10         Absence of Certain Changes.  From October 1, 2004 to the date of this Agreement, each of the Sellers, Maco, DutchCo, and each of the Affiliate Transferors have:

(a)           conducted its business in the ordinary course consistent with past practices;

(b)           other than in the ordinary course of business and as disclosed in Schedule 6.10(b), not canceled or compromised any debts, or waived any claims or rights, or sold, assigned or transferred any properties or assets of the Licensed Businesses;

(c)           not offered any irregular inducement to gain new customers for the Licensed Businesses;

(d)           not made any change in any method of accounting or accounting practice relating to the Licensed Businesses;

(e)           not suffered any damage, destruction or property loss materially adversely affecting the Licensed Businesses;

(f)            not granted a material increase in the compensation of any officer or employee of the Licensed Businesses, except for those granted in the ordinary course of business; and

(g)           not made any capital expenditures for additions to property, plant or equipment of the Licensed Businesses that in the aggregate exceed €100,000.

6.11         Title to Properties.  Sellers and their Affiliates have good and marketable title to all of the properties and assets constituting the Transferred Assets, DutchCo has good and marketable title to or right to use pursuant to contractual agreement all the property and assets used in or necessary for the conduct of DutchCo’s business (“DutchCo’s Assets”) and Maco has good and marketable title to or right to use pursuant to contractual agreement all the property and assets used in or necessary for the conduct of Maco’s business or included in the Financial Statements (“Maco’s Assets”).  The Conveyance Agreements in the aggregate transfer all right, title, and interest (as applicable) in the Transferred Assets to Purchasers and their designee(s) in the aggregate.

6.12         Liens.  None of (a) the Transferred Assets; (b) Maco’s Assets; and (c) DutchCo’s Assets are subject to any Lien other than Permitted Liens.  When used in this Agreement, “Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, claim, right, covenant, restriction, right of way, warrant, option or charge of any kind, except for (i) liens for Taxes and other governmental charges that are not yet due and payable or that may hereafter be paid without penalty, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar liens arising in the ordinary course of business or being contested in good faith, (iii) the rights, if any, of third-party suppliers or other vendors having possession of equipment of the Licensed Businesses, or (iv) such other Liens set forth on Schedule 6.12 (clauses (i) through (iv) being referred to collectively as “Permitted Liens”).

6.13         Patents, Trademarks, Trade Names.  To the extent that such items constitute (a) Transferred Assets, (b) Maco’s Assets, or (c) DutchCo’s Assets, Schedule 6.13 contains a true and complete list of (i) all present patents, trademark registrations, and copyright registrations owned by any of the Sellers, Maco, DutchCo, or Sellers’ Affiliates that are material to the Licensed Businesses or Maco’s business; all applications for registration thereof and all intellectual property license agreements relating thereto and (ii) all material agreements in existence as of the Closing Date relating to technology, know-how or processes that are necessary to conduct the Licensed Businesses, Maco’s business, or DutchCo’s business that any of the Sellers, Maco, DutchCo or Sellers’ Affiliates is licensed or authorized to use in the Licensed Businesses, Maco’s business, or DutchCo’s business by third parties or licenses or authorizes other to use.  No licenses, sub-licenses or agreements with third parties exist as of the date of this Agreement that were entered into in respect of the Licensed Businesses, Maco’s business, or DutchCo’s business granting rights in such patents, trademarks or copyrights included in the Transferred Assets, except as described in Schedule 6.13.  Seller has the right to use all information and know-how that are used in the conduct of the Licensed Businesses, Maco’s business, or DutchCo’s business as currently conducted.  Except as set forth in Schedule 6.13, all Transferred Assets, Maco’s Assets and DutchCo’s Assets listed on Schedule 6.13 are transferred free and clear of all Liens other than Permitted Liens.  The operations of the Licensed Businesses as conducted as of the Closing Date do not infringe any third-party patents, trade secrets or other third-party intellectual property rights.

6.14         Contracts and Commitments.

(a)           The technology licenses and agreements set forth on Schedule 6.14 and the leases set forth in Schedule 6.15 comprise in the aggregate a true and complete list and description of:

(i)            all contracts or agreements with distributors, brokers, manufacturer’s representatives, sales representatives, service or warranty representatives or others engaged in the sale, distribution, marketing of the Licensed Businesses’, Maco’s business, or DutchCo’s business products and/or services that involve annual payments in excess of €75,000;

(ii)           any outstanding purchase order relating to the Licensed Businesses or issued by the Licensed Businesses, Maco’s business, or DutchCo’s business in excess of €50,000;

(iii)          all joint venture or similar agreements relating to the Licensed Businesses or to which Maco or DutchCo is a party or by which Maco’s Assets or DutchCo’s Assets are bound that provide for the manufacture, marketing, sale or distribution of any products or services of the Licensed Businesses;

(iv)          all collective bargaining agreements to which Maco or DutchCo is a party or which relate to or legally bind the Licensed Businesses;

(v)           all consulting agreements to which Maco or DutchCo is a party or that relate to or legally bind in any way the Licensed Businesses that provide individually for payments of €25,000 or more per year, other than as described in Schedule 6.14;

(vi)          all contracts and agreements to which Maco or DutchCo is a party or that relate to or legally bind in any way the Licensed Businesses that reflect obligations for borrowed money, obligations for other indebtedness or obligations of guarantee;

(vii)         all contracts to which Maco or DutchCo is a party or that relate to or legally bind in any way the Licensed Businesses relating to construction-in-progress of capital assets in excess of €50,000; and

(viii)        all other material contracts to which Maco or DutchCo is a party or that relate to or legally bind in any way Maco’s Assets, DutchCo’s Assets or the Transferred Assets.

(b)           Sellers have made available to Purchasers true and complete copies of the documents identified on Schedules 6.14 and 6.15 (collectively the “Material Contracts”).  Material Contracts shall mean any contracts that involve payment in excess of €50,000.

(c)           None of Maco, DutchCo or any of Sellers or their Affiliates has received written notice of any asserted claim of default by such Person with respect to any of the Material Contracts which claim calls for the receipt or payment of more than €5,000.

(d)           There is no contract or agreement that constitutes or contains a Transferred Asset or to which Maco, DutchCo or an Affiliate Transferor is a Party that is:

(i)            a contract granting the other party or any third person “most favored nation” or similar cross-reference benefit status;

(ii)           a contract pursuant to which following the Closing would limit the ability of Purchasers to compete with any person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

(iii)          a contract providing for “exclusivity” or under which Maco, DutchCo or the Licensed Businesses are restricted, or which after the Closing would restrict Purchasers with respect to distribution, marketing, development or manufacture other than exclusive agency agreements and exclusive distribution agreements;

(iv)          a contract granting a third party any license to any patent, invention, copyright, trademark or other intellectual property that is not limited to the internal use by such third party;

(v)           a contract providing for payments of royalties to third parties that is not terminable on 90-days’ or less notice except for the License Agreement;

(vi)          a contract providing for confidential treatment by Sellers or any of their Affiliates of third party information other than non-disclosure agreements or privacy agreements pursuant to applicable law entered into by Sellers in the ordinary course of business consistent with past practice;

(vii)         a contract containing (whether in the contract itself or by operation of law) any provisions dealing with a “change of control” or similar event with respect to Maco, DutchCo or all or any part of the Licensed Businesses which would apply in any way to the Licensed Businesses, the Transferred Assets, or Purchasers following the Closing except for the License Agreement; or

(viii)        a contract other than the Closing Documents with (1) any shareholder of Sellers, (2) any Affiliate of Sellers, or (3) any director, officer or employee of Sellers (other than (x) employment agreements otherwise covered above, offer letters of at will employment or benefit plans or (y) invention assignments, confidentiality agreements or non disclosure agreements for the benefit of Sellers).

(e)           Each of the Material Contracts is valid, binding and in full force and effect and is enforceable by Sellers or any of their Affiliates as applicable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing regardless of whether considered in a proceeding in equity or at law).  Sellers and their Affiliates have performed in all material respects all obligations required to be performed by them under the Material Contracts, and no event has occurred that would render them (with or without the lapse of time or the giving of notice, or both) in breach in any material respect or default thereunder and, no event has occurred that would render any other party to a Material Contract (with or without the lapse of time or the giving of notice, or both) in breach in any material respect or default thereunder.  As of the date hereof, no party thereto has received any written notice of the intention of any party to terminate any Material Contract or that any party considers that any other party is in breach in any material respect or default thereunder or in potential breach in any material respect or default thereunder.  Complete and correct copies of all the Material Contracts together with all modifications and amendments thereto to the date of this Agreement have been delivered to Purchasers.  Each of the Material Contracts is assignable without any condition or liability to Purchasers.

6.15         Personal Property Leases.  Schedule 6.15 contains a true and complete list of all leases pursuant to which Sellers or any of their Affiliates lease personal property for use by or in connection with the Licensed Businesses or Maco’s business.  Sellers have not received any written notice from any person or entity asserting that Sellers are in material default under any such lease.

6.16         Environmental Matters.  Each of the Sellers and their Affiliates is in compliance with all local, county, state, provincial and/or federal laws, regulations or other legal binding requirements of any jurisdiction in which any of Maco, the Transferred Assets or the Licensed Businesses are or have ever been owned, located or operated (or at any time were owned, located or operated), and which govern the existence of or provide a remedy for release or emissions of Hazardous Substances (as defined below), or which relate to the protection of persons, natural resources or the environment, the management of Hazardous Substances, or other activities involving Hazardous Substances (collectively, “Environmental Laws”).  Each of the Sellers and their Affiliates have obtained all permits, licenses, and other authorizations that are required under Environmental Laws with respect to the conduct of the Licensed Businesses and is in compliance in all respects therewith.  Set forth in Schedule 6.16 are all Actions about which Sellers have received written notice that are pending before any court or governmental agency or threatened for (a) noncompliance by the Licensed Businesses with any Environmental Law or (b) relating to the release into the environment by the Licensed Businesses of any Hazardous Substance, whether or not occurring at or on a site at any time owned, leased, occupied, or operated by the Licensed Businesses.  As used in this Agreement, “Hazardous Substance” means any substance, material or waste that is regulated under any Environmental Law or is deemed by any Environmental Law to be “hazardous,” “toxic,” “a “contaminant,” “waste,” or a “pollutant” (or words with similar meaning) and includes, without limitation, petroleum or petroleum products, PCBs, PCB wastes, asbestos, asbestos containing products, and radioactive substances.

6.17         Licenses, Permits and Authorizations.  Sellers and their Affiliates have all material licenses, permits, and authorizations (collectively, “Permits”) required to conduct the Licensed Businesses and Maco’s business as it is now being conducted.  All such Permits are valid and in full force and effect.  Schedule 6.17 contains a true and complete list of all such Permits.  There is no Action, pending or threatened, that disputes the validity of such Permits.

6.18         Accounts Receivable.  (i) Each of DutchCo and Maco owns all of its respective accounts receivable of DutchCo and Maco unless such accounts receivable have been assigned to factoring companies or were assigned as shown in Schedule 6.10(b), (ii) all such accounts receivable represent bona fide claims for sales or other charges arising in the ordinary course of their respective businesses, and (iii) except as reflected in the reserves of the financial statements described in Section 6.08(a), DutchCo and Maco have not received any notice to the effect that such accounts receivable are subject to counterclaims or setoffs.

6.19         Defaults.  None of the Sellers or their Affiliates related to the Licensed Businesses are in default under any Material Contract.  No other party to any Material Contract to which any of the Sellers or their Affiliates are a party and which relates to the Licensed Businesses is in default under or in breach of any provision thereof.

6.20         Suppliers and Customers.  Sellers have no knowledge that any supplier or customer of the business of Maco and the Licensed Businesses, respectively, expects to materially reduce their business with Maco or the Licensed Businesses, respectively.

6.21         Inter-Company Transactions.  Schedule 6.21 describes all agreements and contracts that provide for payments in excess of €50,000 per annum and that provide for the sale by the Licensed Businesses of, or the purchase of the Licensed Businesses from, any Affiliate of Sellers of, any goods or services.  Also set forth on Schedule 6.21 are the Licensed Businesses’ Affiliates that purchased from or sold to the Licensed Businesses during fiscal year 2003 more than €50,000 of goods or services and the amount of such purchases or sales.

6.22         No Third Party Options.  There are no existing agreements, options, commitments or other rights granting any person the right to acquire either the right, title, or interest in or to any of Maco, DutchCo or the Transferred Assets.

6.23         Operation of the Licensed Businesses.  The Transferred Assets comprise all assets (other than the Excluded Assets) used in connection with, necessary for the continued conduct of, or otherwise material to, the Licensed Businesses as currently conducted.  Sellers have conducted, and conduct, the Licensed Businesses only through the Affiliates identified in Schedule 6.23, and not directly through any other subsidiaries or Affiliates of Sellers.

6.24         Brokers and Finders.  Sellers are not parties to, nor in any way obligated to make any payment relating to, any contract for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement or the Closing Documents.

6.25         Tax Matters.  All Taxes due and payable as of or prior to December 31, 2004 for Maco and DutchCo have been paid or will be paid or will be accrued as of or prior to December 31, 2004.

6.26         Books and Records.  The books of account, minute books, stock record books, and other records of each of the Sellers, Maco, DutchCo, and the Transferor Affiliates, all of which have been made available to Purchasers, are complete and correct and have been maintained in accordance with sound business practices and internal controls.  The minute books of each of the Sellers, Maco, DutchCo, and the Transferor Affiliates contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of each of the Sellers, Maco, DutchCo, and the Transferor Affiliates, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of each of the Sellers, Maco, DutchCo and the Transferor Affiliates.

6.27         No Material Adverse Change.  Since January 1, 2004, and the Closing Date or Transfer Date, whichever is applicable, there has not been any material adverse change in (i) the Licensed Businesses or (ii) the business, operations, properties, prospects, assets, or condition of Maco, and no event has occurred or circumstance exists that may result in such a material adverse change.

6.28         Compliance with Laws.  None of the Sellers, Maco, DutchCo or any Affiliate Transferor, is or has at any time within the last 5 years been, or has received any notice that it is or has at any time within the last 5 years been, in violation of or in default under, in any material respect, any law or order applicable to any of them or any of their respective assets and properties.

6.29         Litigation.  Other than the Callaert Litigation and the Studio 3 Litigation, there are no material actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending against any of the Sellers, Maco, DutchCo or any Affiliate Transferor, or any of such respective Person’s assets or business, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission board, bureau, agency or instrumentality, nor do any of them know of a threat of, or any basis for, any such action, suit, claim, investigation or proceeding.

6.30         Insurance.  Schedule 6.30 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Maco or DutchCo is, or at any time within the past 5 years has been, a party, a named insured, or otherwise the beneficiary of coverage:

(a)           the name, address, and telephone number of the agent;

(b)           the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c)           the policy number and the period of coverage;

(d)           the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;

(e)           a description of any retroactive premium adjustments or other loss-sharing arrangements;

(f)            with respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) neither Maco, DutchCo nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof; and

(g)           Maco has been covered during the past eight (8) years and DutchCo has been covered since its incorporation by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period, and Schedule 6.30 describes any self-insurance arrangements of, or affecting, Maco and/or DutchCo.

6.31         Employees.

(a)           Schedule 6.31 contains a list of names of each officer and employee of Affiliate Transferor, including Maco and DutchCo, having an annual base salary or wages of at least €50,000 as of the Closing Date, together with each such person’s position or function, length of service, annual base salary or wages, any incentive or bonus arrangement, length of any required notice of termination of employment, and any obligations, severance or other amounts payable upon termination of employment with respect to such person in effect on such date.  Except as disclosed in Schedule 6.31, no material change has been made in the rate of remuneration or the benefits (including pension benefits) or in the other terms of engagement of any such employee since the date of the Financial Statements, no such employee has been given notice of termination of his employment contract, and no such employee has given notice of her or his intent to terminate his or her employment contract.  Subject to applicable laws or collective bargaining agreements and except as disclosed in Schedule 6.31, Sellers shall terminate, on the business day immediately after notification from Purchasers, all agreements with the employees specified in the notification.

(b)           Sellers have complied with the terms of the employment contracts and with the terms of the contracts with the temporary work agencies providing any person or services to the Licensed Businesses and have complied with all applicable labor laws and with the terms and conditions of any mandatory plan or any mandatory collective bargaining agreement or any other rules applicable to the employees of the Licensed Businesses, including, without limitation, applicable regulations on the length of the work week, workers compensation, overtime, safety and security measures, and the hiring of interim workers.

(c)           Except as disclosed in Schedule 6.31, Sellers do not provide, and have not undertaken to provide, and have not been referred by any governmental agency, trade associations or collective bargaining organization to provide, any material profit sharing, deferred compensation, stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance pay, health care, group insurance, workers compensation or other social, welfare, savings, pension or retirement benefits, other similar plans or, more generally, material rights of advantage to any employee of the Licensed Businesses, including termination, indemnity or prior notice rights, under which any employee or former employee of Sellers working for the Licensed Businesses has or may have any current or future rights to benefits, except for those required by law or pursuant to any collective bargaining agreement, the application of which is mandatory and a copy of which is attached in Schedule 6.31.  The term “plan” shall include any plan, program, arrangement, contract, agreement, policy or understanding, whether formal or informal, mandatory or voluntary, written or unwritten.  Each of the plans listed in Schedule 6.31 has been maintained in all material respects, by its terms and operation, in accordance with applicable law.  Except as disclosed in Schedule 6.31, there are no agreements with any employee whatsoever constituting a promise of future benefits, bonus, indemnity or pay raise.  All amounts vested under the plans referred to in Schedule 6.31 are listed in such Schedule 6.31 and Sellers have fulfilled all of their obligations under such plans, which are sufficiently funded or accrued.

(d)           Purchaser acknowledges and accepts that the personnel presently employed in the Licensed Business, except for DutchCo employees, as listed in Schedule 6.31 will formally terminate employment from Affiliate Transferor on the Transfer Date and will be paid by Affiliate Transferor all wages, salary, insurance, termination pay and holiday rights as accrued on the Transfer Date.  Such personnel may be employed by Purchaser, at Purchaser’s sole option, to run the Licensed Business after the Transfer Date.  Regarding DutchCo employees, Purchaser may, at its sole option, elect to continue or terminate employment of these employees and shall provide Sellers prior to the Transfer Date with Purchaser’s election regarding DutchCo employees.

6.32         Employment Law Matters.  There is no strike, labor dispute, slowdown or stoppage pending or threatened against Maco, DutchCo or the Licensed Businesses.

6.33         Certain Payments.  Since their respective dates of incorporation, neither Maco nor DutchCo have and none of Maco’s or DutchCo’s respective directors, officers, agents, or employees, or to Sellers’ knowledge any other person associated with or acting for or on behalf of Maco or DutchCo, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Maco or DutchCo or any Affiliate of Maco or DutchCo, or (iv) in violation of any law or legal requirement; or

(b) established or maintained any fund or asset that has not been recorded in the books and records of Maco or DutchCo.

6.34         Disclosure.  No representation or warranty of any of the Sellers in this Agreement and no statement in the Disclosure Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  There is no fact known to either Seller or their Affiliates that has specific application to either Seller or any of Maco, DutchCo or the Transferor Affiliates or the Licensed Businesses (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Maco, DutchCo or the Licensed Businesses.

6.35         Relationships With Related Persons.  No Seller or any Affiliate or related person of any Seller, Maco, or DutchCo has, or since the first day of the next to last completed fiscal year of Maco and DutchCo has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Maco’s business, DutchCo’s business or the Licensed Businesses.  No Seller or any Affiliate or related person of any Seller, Maco or DutchCo is, or since the first day of the next to last completed fiscal year of Maco and DutchCo has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with Maco or DutchCo or any of the Transferor Affiliates other than business dealings or transactions conducted with the Seller’s group of companies in the ordinary course of business consistent with past practice with Maco or DutchCo or any Transferor Affiliate at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with any of Maco, DutchCo or any Transferor Affiliate with respect to any line of their products or services (a “Competing Business”) in any market presently served by them; with the exception of the Sellers’ competing activities under Sicem Industriale S.p.A. (which is a knitwear company only) or the Cotton Belt, Calvin Klein, Gaultier Jeans, Socièté Pour le Tricot, SPT, Janis, Luisa Lorenzi, Trekka, Codice, Saffo, Point and Tessitore trademarks.  Sellers hereby agree not to engage in a Competing Business other than under the trademarks listed above until July 1, 2007.  None of the Sellers or any of Maco, DutchCo or their respective Affiliates is a party to any Contract with, or has any claim or right against Maco or DutchCo.

6.36         Conduct in the Ordinary Course.  Since October 1, 2004 the businesses and operations of Maco, DutchCo, and the Licensed Businesses have been conducted in the ordinary course consistent with past practice and to preserve intact the Transferred Assets.  Sellers will assist, cooperate with, and provide information to Guess Italia regarding the operations and management of the Licensed Businesses, Maco, and DutchCo to ensure the smooth transition of ownership of the Licensed Businesses and Maco after the Closing.

6.37         Bank Accounts/Invoicing Systems.

(a)           Sellers will have segregated as of the Effective Date, all funds of Maco from funds of Fingen and Fingen’s Affiliates (other than Maco) into separate bank accounts.  Sellers shall have executed any and all instruments and documents necessary to designate officers of Maco and/or Purchasers as the sole signatories on such bank accounts.

(b)           Sellers have segregated all invoicing systems of Maco such that on the Effective Date the only invoicing systems being operated by Maco will pertain to Maco’s Transferred Assets.

6.38         Resolution of Liabilities.  Sellers have paid, settled or otherwise resolved not less than 90% of Maco’s liabilities and contingent liabilities existing as of the Effective Date to the extent such liabilities are not covered by Maco’s Financial Statements or by Maco’s audited accounts as of December 31, 2004.  Sellers shall be 100% responsible for the Callaert Litigation and any agency or distributorship contract disputes.  Purchasers agree to have Maco act in good faith regarding obligations arising under any agency or distributorship contracts to which Maco is a party.  Any contingent liabilities of Maco existing prior to the Effective Date shall be borne 90% by Sellers and 10% by Purchasers.

6.39         Sufficiency of Assets.  The Transferred Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate or currently used in, Licensed Businesses in the manner presently operated by the Licensed Businesses and includes all of the rights, properties and assets of the Licensed Businesses.

6.40         Personal Property Leases.  Schedule 6.40 contains a true and complete list of all leases pursuant to which Sellers or any of their Affiliates lease for the Licensed Businesses, Maco’s business or DutchCo’s business any personal property.  Sellers have not received any written notice from any person or entity asserting that Sellers are in material default under any such lease.

6.41         Equipment; Condition of Tangible Assets.  All machinery, equipment, Inventory, and other material, tangible personal property included in the Transferred Assets, DutchCo’s Assets, and Maco’s Assets, whether or not reflected in the Financial Statements, is in good operating condition and repair, ordinary wear and tear excepted, is maintained in accordance with good industry practices, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the accounting records of Sellers, Maco, DutchCo and Sellers’ Affiliates as of the Closing Date, as the case may be and is suitable for the purposes for which it is presently used.  Such personal property, constituting all machinery, equipment, Inventory and other tangible personal property necessary for the conduct of the Licensed Businesses, Maco’s business, and DutchCo’s business as currently conducted, is physically located at or about the places of Licensed Businesses and Maco’s business and is owned outright by Sellers, Maco and Sellers’ Affiliates or is validly leased by Sellers, Maco and Sellers’ Affiliates.

6.42         Pre-2004 Guess Inventory.  Sellers represent and warrant that all inventory acquired prior to the 2004 GUESS collections has been sold or disposed of (other than for use as archival samples) prior to the Closing Date in accordance to the terms and conditions of the Manufacturing License and Distribution Agreement between Purchasers and Maco, dated June 1, 1997, as amended (the “License Agreement”) and acknowledge and agree that Purchasers are not responsible for the purchase of any inventory prior to the 2004 GUESS collections.  Sellers further represent and warrant that Maco has timely performed all obligations under the License Agreement, and Maco has timely paid, or will pay, all unaccrued amounts due under the License Agreement for the 2004 Contract Year (as defined in the License Agreement) that become due and payable in 2005 within 30 days after the expiration of the 2004 Contract Year pursuant to the terms and conditions of the License Agreement.  Purchasers acknowledge and approve that Euro Cormar S.p.A. (“Euro Cormar”) an Affiliate of Sellers, shall purchase pre-2004 inventory and second choice inventory from Maco prior to the end of the financial year 2004.  The sale from Maco to Euro Cormar of such inventory and the sale of other inventory from Maco to Haggiag shall not be deemed to be Closeouts under the License Agreement.  The distribution and sales by Euro Cormar under this Section, including distribution to the Licensed Businesses, if any, shall be subject to Purchaser’s prior written approval. Section 8.2 of the License Agreement regarding advertising percentage reduction based upon the opening of three (3) free-standing GUESS retail stores in France, England and Germany shall be waived as if these openings did occur, and Sellers and Purchasers hereby mutually waive any liabilities or obligations for any advertising overages or shortages for the 2002-2004 Contract Years.

6.43         Operation of the Licensed Businesses.  The Transferred Assets comprise all assets (other than the Excluded Assets) used, or held for use in connection with, necessary for the continued conduct of, or otherwise material to, the Licensed Businesses as currently conducted.  Sellers have conducted, and conduct, the Licensed Businesses only through the Affiliates identified in Schedule 5.01, and not through any other subsidiaries or Affiliates of Sellers.

6.44         Real Property.  Schedule 6.44 is a true and complete list of all real property leases, subleases, licenses, and other agreements related to the Licensed Businesses, Maco, and DutchCo (the “Real Property Leases”) under which Sellers or their Affiliates use or occupy or have the right to use or occupy, now or in the future, any real property (land, buildings, and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”) in connection with the Licensed Businesses, business of Maco and business of DutchCo. Sellers have delivered to Purchasers true, correct and complete copies of all Real Property Leases (including all modifications thereof and all amendments and supplements thereto).  Except as set forth in Schedule 6.44, no consent of or notice to any party is required to effectuate the valid assignment of the Real Property Leases to Purchasers or their designee, and no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute a default or termination event under any Real Property Leases.  Maco, DutchCo and Affiliate Transferor have good and valid title to the leasehold estates under, and good and valid interest in, the Leased Real Property free and clear of all Liens other than Permitted Liens.  All certificates of occupancy, permits, licenses, franchises, approvals and authorizations required or appropriate to have been issued to enable the Leased Real Property to be lawfully occupied and used for the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect.  Neither Maco, DutchCo, nor the Affiliate Transferor have received any written notice from any governmental authority of any violation of any law affecting the Leased Real Property and neither Maco, DutchCo, nor the Affiliate Transferor have written notice or have knowledge of any pending, threatened or contemplated condemnation proceeding affecting the Leased Real Property or any party thereof or of any sale or other disposition of the Leased Real Property or any portion thereof in lieu of condemnation.  No portion of the Leased Real Property has suffered any material damage by fire or other casualty that has not theretofore been completely repaired and restored to its original condition.  There are no encroachments, facts or other conditions upon any of the parcels comprising the Leased Real Property that an accurate survey or careful physical inspection thereof would reveal that would interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied and operated.  No portion of any improvement encroaches upon any property not included within the Real Property or upon the area of any easement affecting the Leased Real Property.  Except as set forth on Schedule 6.44A, neither Sellers nor any of their Affiliates owe any money to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with any Leased Real Property.

6.45         Inventories.  Except for inventory reserves reflected on the Financial Statements, the Maco Inventories and those Inventories which are included in Transferred Assets are valued on the books of Maco, DutchCo and the Affiliate Transferor in accordance with Maco’s, DutchCo’s and the Affiliate Transferor’s standard accounting practices, consistently applied, and are of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the financial statements as of December 31, 2004 or the Transfer Date, as the case may be.  All inventories not written off have been priced at the lower of cost or market value on a last in, first out basis.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Maco, DutchCo, and the Affiliate Transferor.

6.46         Absence of Violations of Quotas and Visas.  The Affiliate Transferor, with respect to the Licensed Business, is not in violation in any material respect of any visa or quota restrictions under any trade agreements, including, without limitation, the Multifiber Arrangement or other arrangements under the General Agreement on Tariffs and Trade.

6.47         No Tariffs or Duties.  With respect to the Licensed Businesses, Affiliate Transferor’s payment of all tariffs and duties are current in all jurisdictions, and Affiliate Transferor does not owe any tariffs or duties other than those incurred in the ordinary course of business (a) under any trade agreements; and (b) to any customs services.

6.48         Financially Solvent.  Sellers are, and as of the Closing Date will be, financially solvent and able to pay their debts as they fall due.

6.49         Industry Standards.  Maco and DutchCo have complied with good international business practices prevalent in, and international industry standards relevant to, the industry in which Maco and DutchCo operate, including without limitation, any in respect of trade, labor, and safety.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers hereby jointly and severally represent and warrant to Sellers on the Closing Date as follows.

7.01         Existence.  Each of Guess and Guess Italia is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation; and each has full corporate power and authority to conduct its business as it is now being conducted and to own or lease its properties and assets.  Each of Guess and Guess Italia is duly qualified or licensed to do business as a foreign corporation and in good standing as a foreign corporation, as may be necessary for the consummation of the transactions contemplated by this Agreement.

7.02         Corporate Power and Authority.  Purchasers have full corporate power and authority to enter into this Agreement, perform their obligations hereunder, purchase the Shares and Transferred Assets and perform their obligations under this Agreement.  The execution and delivery of this Agreement, the performance by Purchasers of their obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized by all corporate, shareholder, and other actions on the part of Purchasers required by applicable law, their respective certificates of incorporation and their respective by-laws.  This Agreement constitutes the legal, valid, and binding obligation of Purchasers, enforceable against them in accordance with its terms, except (a) as the same may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws now or hereafter in effect relating to creditor’s rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

7.03         No Violation.  Neither the execution and delivery of this Agreement, the performance by Purchasers of their obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the respective certificates of incorporation or by-laws of Purchasers; (b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of Purchasers under, require the consent of any other party to, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien upon any property or assets of Purchasers under any mortgage, indenture, lease, contract, agreement, instrument or commitment to which any Purchaser is a party or by which any Purchaser, or any of its assets or properties may be bound; (c) to Purchasers’ knowledge, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which any Purchaser is subject or by which Purchasers, or any of their assets or properties are bound; (d) violate any contract or agreement to which any of Purchasers’ directors, officers or shareholders are bound; or (e) violate any stock exchange or commission rule or regulation.

7.04         Consents and Approvals of Governmental Authorities.  Except as set forth on Schedule 7.04, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Purchasers or their Affiliates in connection with the execution, delivery or performance of this Agreement by Purchasers.

7.05         Financially Solvent.  Purchasers are, and as of the Closing Date will be financially solvent and able to pay their debts as they become due.

7.06         Jenken Litigation.  Purchasers are aware that as a consequence of litigation started in France by the firm SA Jenken against one of the Affiliates of Sellers, FA France Sarl, lessee of the Paris store, for the sale of products allegedly bearing the infringing trademark “Vintage”, Purchasers have been called as additional defendants in such litigation.  So long as Purchasers are involved in the defense of the suit, Purchasers have agreed to cooperate with Sellers and to offer any required support and assistance for the full defense of such litigation.  Any settlement of the Jenken litigation must be agreed upon and consented to by Purchasers.

7.07         Conduct in the Ordinary Course.  Subsequent to the Effective Date and prior to the Transfer Date for each applicable Licensed Business, Purchasers agree to have Maco supply Guess apparel to the Licensed Businesses in the ordinary course consistent with past pricing and payment policies.  Purchasers will also cause Maco to supply Indigo Blue retail stores owned or franchised by Sellers for one season subsequent to the Effective Date consistent with past pricing and payment policies.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES,
LIMITATIONS, RELEASE AND INDEMNIFICATION

8.01         Survival of Representations and Warranties.  Notwithstanding the execution and delivery of this Agreement and the occurrence of the Closing, the representations and warranties of Sellers contained in this Agreement, and in any agreement or document delivered in connection with the transactions contemplated by this Agreement, will survive the Closing and will remain in full force and effect until 6 months after the expiration of any applicable statutes of limitations.  Notwithstanding the immediately preceding sentence, the representations and warranties in Articles V and VI will continue in full force and effect forever (even if Purchasers or its agents or representatives knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and all environmental representations and warranties will continue in full force and effect for 10 years from and after the Closing Date.  Purchasers’ right to indemnification or other remedy based on the representations, warranties, and covenants contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy, inaccuracy of or compliance with, any such representation, warranty or covenant.

8.02         Maco Board Releases.

(a)           Sellers and Purchasers hereby jointly and severally irrevocably and forever release and discharge and/or will cause the release and discharge, and will procure a similar release from Maco to be delivered at Closing for, each and every person who served as director or supervisory board member (“Collegio sindacale”) of Maco prior to the Closing Date from all claims in law or in equity, demands, actions, causes of action, obligations, contracts, damages, liabilities, losses, costs or expenses of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected (“Claims”) that Sellers jointly or severally have or have ever had against such person as of the Closing Date.

(b)           Sellers will obtain and deliver to Purchasers at the Closing an irrevocable and unconditional release and discharge of Maco, duly and validly executed by each person who served as a director or supervisory board member of Maco or any subsidiary of Maco from all Claims such persons, respectively, have or have had against Maco or any subsidiary of Maco.

(c)           Each of the Sellers and Purchasers covenants that it will not make, assert, or maintain against any person or entity that they have released in Sections 8.02(a) or 8.02(b), any claim, demand, action, cause of action, suit or proceeding arising out of or in connection with the matters herein released, and Sellers and Purchasers agree to promptly dismiss any existing actions and proceedings.

(d)           Each of the Sellers expressly waives all rights and benefits to which it may be entitled under Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

8.03         General Indemnification.

(a)           Sellers hereby jointly and severally indemnify and hold harmless Purchasers, their Affiliates, and their respective officers, directors, employees, and advisers, within the percentage liability set in Section 6.38 above and for the amount in excess of an initial cumulative allowance of €30,000 from and against all losses, liabilities, costs, damages and expense (including reasonable legal fees and expenses) (collectively, “Losses”) suffered or incurred by any such indemnified party to the extent arising from, connected with or related to (i) breach of any representation or warranty of Sellers in this Agreement; (ii) breach of any covenant or undertaking of Sellers in this Agreement; (iii) the Excluded Liabilities; and (iv) the Callaert Litigation;

(b)           Sellers will be responsible for any opposition lodged by any of Sellers’ creditors with respect to any liability to be retained by Sellers and Sellers will proceed at their own cost satisfying any such creditor claims in such manner as to avoid Purchasers being obliged to satisfy the claims of any such creditors.  Sellers will indemnify and hold harmless Purchasers for any liability, costs or expenses incurred by Purchasers with respect to any such claims; and

(c)           Purchasers hereby jointly and severally indemnify and hold harmless Sellers, their Affiliates, and their respective officers, directors, employees and advisors within the percentage liability set in Section 6.38 above from and against all Losses suffered or incurred by any such indemnified party to the extent arising from (i) breach of any representation or warranty of Purchasers in this Agreement; and (ii) breach of any covenant or undertaking of Purchasers in this Agreement.

All Losses suffered by one or more Affiliates of Purchasers (which will include Maco after the Closing) or one or more Affiliates of Sellers will be deemed to have been directly suffered by Purchasers or Sellers, as appropriate, on a dollar-for-dollar basis and will entitle Purchasers and Sellers to indemnification from the Indemnifying Party pursuant to Article VIII.

Notwithstanding Section 8(a) and 8(b) above, Sellers shall have no liability for any Losses in excess of €7,000,000; however, this limit shall not apply to (a) any breach of any Sellers’ representations and warranties of which Seller had actual knowledge at any time prior to the date on which such representation and warranty is made; (b) any intentional violation by Seller of any covenant or obligation; or (c) the Callaert Litigation and any agency or distributor contract disputes against Maco or its successor or assigns.

Notwithstanding Section 8(c) above, Purchasers shall have no liability for any Losses in excess of €1,000,000; however this limit shall not apply to (a) any breach of any Purchasers’ representations and warranties of which Purchasers had actual knowledge at any time prior to the date on which such representation and warranty is made; and (b) any intentional violation by Purchasers of any covenant or obligation.

8.04         Indemnification Procedures.  If an event or omission (including, without limitation, any claim asserted or action or proceeding commenced by a third party) occurs which a party (an “Indemnified Party”) asserts to be an indemnifiable event pursuant to Section 8.03, the Indemnified Party will provide written notice to the party obligated to provide indemnification under this Agreement (an “Indemnifying Party”), setting forth the nature of the claim and the basis for indemnification under this Agreement.  The Indemnified Party will give such written notice to the Indemnifying Party immediately after it becomes aware of the existence of any such event or occurrence.  Such notice will be a condition precedent to any obligation of the Indemnifying Party to act under this Agreement but will not relieve it of its obligations under the indemnity except to the extent that the failure to provide prompt notice as provided in this Agreement prejudices the Indemnifying Party with respect to the transactions contemplated by this Agreement and to the defense of the liability.  In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof with counsel selected by it and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.  The Indemnified Party agrees to cooperate fully with (and to provide all relevant documents and records and make all relevant personnel available to) the Indemnifying Party and its counsel in the defense of any such asserted claim at no additional cost to the Indemnifying Party.  No Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnified Party (a) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or (b) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with or materially adversely affect the business, operations or assets of the Indemnified Party.  No Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnifying Party.

8.05         Third Party Recoveries.  If an Indemnified Party or an Indemnifying Party makes a payment with respect to any claim under the representations or warranties set forth herein and the other party subsequently receives from a third party or under the terms of any insurance policy a sum in respect of the same claim, the receiving party will repay to the other party such amount that is equal to the sum subsequently received.

8.06         Satisfaction of Indemnification Claims.  Any indemnification claims by Purchasers as the Indemnified Party under this Article VIII will be satisfied at Purchasers’ sole option by any one or more of the following:  (a) reduction of the amount of any payment due under Section 2.08(b), 3.04, or 12.01; and (b) payment of cash by Sellers.

8.07         Right of Offset.  Notwithstanding anything to the contrary contained herein, with respect to any amount otherwise payable to Sellers under Section 2.08, 3.04, or 12.01, Purchasers will have the right to withhold payment of any amount otherwise payable under Section 2.08, 3.04, or 12.01 to the extent of any unsatisfied claims of an aggregate amount of over €30,000 for indemnification made by Purchasers against Sellers under this Article VIII pending the final resolution of such claims.  Purchasers’ rights of withholding and offset set forth in the preceding sentence will be without prejudice to, and not in limitation of, any other rights that Purchasers may have against Sellers under this Agreement or otherwise.

ARTICLE IX

CERTAIN OBLIGATIONS OF THE PARTIES PRIOR TO CLOSING

Sellers and Purchasers hereby covenant as follows.

9.01         Conduct in the Ordinary Course.  From the date of this Agreement to the Closing Date or the Transfer Date, whichever is applicable, except as consented to by Purchasers in writing, Sellers will, and will cause their Affiliates to:

(a)           cause the Licensed Businesses and Maco’s business to be conducted in the ordinary course consistent with past practice and to preserve intact the Transferred Assets and the assets of Maco;

(b)           use all reasonable efforts to keep available the services of each employee, agent, representative, or consultant providing services to Maco or relating to the Licensed Businesses, and preserve the relationships of Maco and Sellers or their Affiliates relating to the Licensed Businesses with their respective customers, suppliers, creditors, employees and agents, and others, such that their respective goodwill and their on-going respective operations will, in all respects, be unimpaired following the Closing;

(c)           confer with Purchasers prior to implementing operational decisions of a material nature;

(d)           otherwise report periodically to Purchasers concerning the status of their reported business, operations and finances;

(e)           make no material changes in management personnel without prior consultation with Purchasers;

(f)            maintain their respective assets in a state of repair and condition that complies with applicable law and is consistent with the requirements and normal conduct of their respective businesses;

(g)           keep in full force and effect, without amendment, all material rights relating to their respective businesses;

(h)           comply with all applicable law and contractual obligations applicable to the operations of their respective businesses;

(i)            continue in full force and effect their respective insurance coverage policies or substantially equivalent policies;

(j)            cooperate with Purchasers and assist Purchasers in identifying the governmental authorizations required by Purchasers to operate the Licensed Businesses from and after the Closing Date and either transferring existing governmental authorizations of Sellers to Purchasers, where permissible, or obtaining new governmental authorizations for Purchasers;

(k)           upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any proceedings, and do all other acts that may be reasonably necessary or desirable in the opinion of Purchasers to consummate the transactions contemplated hereby, all without further consideration; and

(l)            maintain all books and records of Sellers and the Affiliate Transferor relating to the Licensed Business and the business of Maco in the ordinary course of business.  Sellers will promptly notify Purchasers of any event, condition or circumstance that, individually or in the aggregate, is or would be material to the condition (financial or otherwise), business, results of operations or prospects of Maco or the Licensed Businesses.

9.02         Access to Information.  Commencing from the date of this Agreement and through the Closing or the Transfer Date, whichever is applicable, Sellers will, and will cause their accountants, counsel, consultants, employees, agents and Affiliates to

(a)           grant to Purchasers and their representatives, employees, counsel, and accountants, reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, contracts, books and records, and other documents and data of Sellers and their Affiliates relating to the Licensed Businesses, Transferred Assets, and Maco and the properties, assets, and financial conditions of Sellers and any relevant Affiliate of Sellers;

(b)           furnish Purchasers and their representatives with all their financial and operating data and other information with respect to the Licensed Businesses, Transferred Assets, and Maco;

(c)           cooperate with Purchasers and their representatives with their review of the Licensed Businesses, Transferred Assets, and Maco; and

(d)           keep Purchasers generally informed as to the operations of the Licensed Businesses, and Maco.

9.03         Confidentiality Prior to Closing.  All parties hereto will, and will cause its respective officers, representatives, advisors, and Affiliates to, hold in confidence and not disclose to others for any reason whatsoever, without the prior written consent of the other parties, any non-public information received by it from the other parties in connection with the transactions contemplated hereby, and will not use such information for any purpose in the event that no Closing occurs under this Agreement, except than as required by applicable law.

9.04         Prohibited Transactions Prior to Closing or the Transfer Date.  Except as otherwise contemplated by this Agreement, as permitted with the prior written consent of Purchasers or in the ordinary conduct of business, prior to the Closing or the Transfer Date, whichever is applicable, Sellers will cause Maco, DutchCo or any Affiliate Transferors not to:

(a)           incur any liabilities, obligations or indebtedness of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice, none of which will exceed €50,000 (counting liabilities or obligations arising from one transaction or a series of related transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), except in connection with the manufacture of apparel, accessories, and other goods for Purchasers pursuant to purchase orders and/or written fabric commitments provided by Purchasers in the ordinary course of business (as to which there will not be any such dollar limitation);

(b)           sell any inventory or sell, lease, transfer or otherwise dispose of any other Transferred Asset or any asset of Maco or DutchCo, provided that Maco may sell prior to the Closing Date up to 22% of the number of units related to the signed purchase orders for the 2005 spring/summer collection existing on the date hereof (notwithstanding this 22% threshold, any and all sales over this percentage amount shall be excluded from total sales and their consequent impact on Maco’s results of operations as if these sales never occurred for purposes of computing the Loss Amount and Adjusted Net Worth);

(c)           acquire or agree to acquire on behalf of Maco or DutchCo any assets that are material, individually or in the aggregate, to Maco or DutchCo, or the Licensed Businesses, other than fabric and other components necessary to manufacture and or sell apparel, accessories or other goods pursuant to purchase orders issued by Purchasers;

(d)           modify, amend or terminate any Material Contract listed in Section 6.14, or enter into any other contract, agreement or commitment by which Maco, DutchCo, Affiliate Transferee, or the Shares, DutchCo Shares, any Transferred Asset, or any asset of Maco or DutchCo may be bound, other than purchase and sale orders entered into in connection with the manufacture and sale of apparel, accessories, and other goods for Purchasers pursuant to purchase orders issued by Purchasers;

(e)           enter into any compromise or settlement of any action related to the Licensed Businesses, the Shares or the Transferred Assets

(f)            cancel any debt or waive any claim or right of substantial value with respect to Maco, DutchCo, Sellers or Sellers’ Affiliates or with the Licensed Businesses; or

(g)           agree, whether in writing or otherwise, to do any of the foregoing.

9.05         Cooperation.  Each party hereto will use commercially reasonable efforts to cause the transactions contemplated by this Agreement and the Closing Documents to be consummated, and without limiting the generality of the foregoing, to obtain all consents and authorizations of governmental agencies and third parties, and to make all filings with and give all notices to governmental agencies and third parties that may be necessary or reasonably required in order to consummate the transactions contemplated by this Agreement.

9.06         Competition Filings.  The parties will make any filings required under applicable anti-trust or competition laws and regulations in connection with the transactions contemplated by this Agreement within 2 business days after the date hereof.  Each party will furnish to the other parties such necessary information and reasonable assistance as such other parties may request in connection with its preparation of necessary filings or submissions to any governmental entity.  Each party will pay its own fees incurred in making its filings.  Subject to the parties’ confidentiality obligations provided in Section 12.07 and without limiting the foregoing, the parties will use their commercially reasonable efforts to respond as promptly as practicable to all inquiries from any applicable governmental agency in connection with any requirements of all applicable laws and regulations.

9.07         Representations and Warranties.  The representations and warranties of Purchasers and Sellers contained herein and in all Closing Documents will be true and correct in all respects on and as of the Closing Date and each Transfer Date, whichever is applicable, as though made at and as of that date (other than such representations and warranties that contain materiality or knowledge standards or qualifications, which representations and warranties will be true and correct in all respects).

9.08         Notification.  Between the date of this Agreement and the last of the Transfer Dates, Sellers will promptly notify Purchasers in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes breach of any of any Sellers’ representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or a Seller’s discovery of, such fact or condition.  Such notice will not affect any rights of Purchasers under Article VIII and Article XIII. During the same period, Sellers also will promptly notify Purchasers of the occurrence of any breach of any covenant of Sellers in this Article IX or of the occurrence of any event that may make the satisfaction of the conditions in Article X impossible or unlikely.

9.09         No Negotiation.  Until such time as this Agreement is terminated pursuant to Article XIII, neither Sellers nor any of their Affiliates will directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any person (other than Purchasers) relating to any business combination transaction involving any of them, including the sale by Sellers or any of their Affiliates of the stock of Maco or any of their subsidiaries, or the merger or consolidation of any of them, or the sale of their businesses or any of the Transferred Assets (other than in the ordinary course of business).  Sellers will notify Purchasers of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Sellers.

9.10         Best Efforts.  Sellers will use their best efforts to cause the conditions in Article X and Section 11.03 to be satisfied.

ARTICLE X

CONDITIONS TO PURCHASERS’ OBLIGATIONS

The obligation of Purchasers to proceed with the Closing or the Transfer Date, whichever is applicable, and consummate the transactions at Closing or each Transfer Date contemplated by this Agreement are subject to the satisfaction, or waiver by Purchasers in Purchasers’ absolute discretion, of each of the following conditions precedent.

10.01       Representations and Warranties True.  The representations and warranties of Sellers in this Agreement and in any agreement or document delivered in connection with the transactions contemplated by this Agreement are true and correct in all material respects as of the Closing Date and each Transfer Date, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time).

10.02       Performance.  Sellers have performed and complied in all material respects with all material agreements, obligations and conditions required by this Agreement and in any agreement or document delivered in connection with the transactions contemplated by this Agreement to be performed or complied with by it on or prior to the date of the Closing or the Transfer Date, whichever is applicable.

10.03       Material Adverse Change.  There has been no material adverse change in the Transferred Assets, the condition or prospects of the Licensed Businesses as conducted by Sellers or their Affiliates, or in the assets, liabilities, or business prospects of Maco.

10.04       Consents.  All notices to, filings with and consents from third parties or governmental agencies required to consummate the transactions contemplated hereby will have been made or obtained.

10.05       No Litigation.  Other than the Callaert Litigation and the Studio 3 Litigation, there is no action, proceeding, hearing, investigation or audit pending or threatened in any court before any national, federal, state, provincial or local court, governmental agency, regulatory body or arbitrator which seeks (a) to invalidate or set aside, in whole or in part, this Agreement; (b) to restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby; or (c) to obtain substantial damages in connection therewith.

10.06       Maco Board.  The present members of the board of directors of Maco (the “Board”) (other than Maurice Marciano and Paul Marciano) will have resigned, and Fingen Apparel N.V. will have caused the appointment to the Board of new directors as designated prior to the Closing Date by Purchasers.  The standing and alternate members of the board of statutory auditors of Maco (the “Board of Statutory Auditors”) will have resigned, and Fingen Apparel N.V. will have caused the appointment to the Board of Statutory Auditors of new standing and alternate members as designated prior to the Closing Date by Purchasers.

10.07       Board Approvals.  The Boards of Director of each of the Sellers will have approved the execution and delivery of this Agreement and the performance of all transactions contemplated hereby.

10.08       Closing Documents.  All Closing Documents will be in form and substance reasonably satisfactory to Purchasers and their counsel.

10.09       Ancillary Agreements.  Sellers and Maco will have entered into the following agreements, each in form and substance satisfactory to Purchasers in their sole discretion:

(a)           An Information Technology Services Agreement, substantially in the form attached hereto as Exhibit B, relating to the management information systems located at the Maco Facility (as defined below) and containing the following terms:  (i) as soon as possible following the Closing and for no additional consideration, Sellers will assign and transfer to Maco all software, information technology, computer systems, telephone systems, and other hardware and equipment necessary for the daily operations of Maco and the Licensed Businesses, including without limitation the design, production, and accounting systems, as set forth on Schedule 10.09 (it being specified, for the avoidance of doubt, that the management of the system inclusive of the royalties for the use of the software license, will be to the cost of Maco only after Maco’s receipt of the material set forth in Schedule 10.09 and the system supplied is capable of working independently pursuant to the specifications contained in Schedule 10.09); (ii) without limiting the foregoing, Sellers will separate Maco’s invoicing system from Sellers’ invoicing system and establish and create an independently functioning invoicing system for Maco capable of performing all of Maco’s invoicing services; (iii) until a fully operational independent information technology system sufficient to operate and manage Maco’s daily operations is supplied, Sellers will provide Maco with a cost free service permitting Maco to manage and operate its daily operations and, once the fully operational system is provided (and certified by a reputable information systems expert mutually agreed upon by the parties and paid by Sellers) and Maco is operating autonomously, Sellers shall be available to supply help and support upon call, free of charge, for a period of four (4) months to ensure system reliability; and (iv) Sellers will also provide on-site training and on-site and remote technical support to Purchasers or their designees for the start up of the independent system free of charge.

(b)           A lease Agreement, substantially in the form attached hereto as Exhibit C, whereby Maco will lease certain real property located at Via Provinciale Lucchese 181, Osmannoro, Italy (the “Maco Facility”) from Sellers or one of their Affiliates for six years subject to cancellation at any time by either party upon six months’ notice of termination, without penalty at a rent of €195,402 per year (which Sellers represent and warrant is equivalent to the current intercompany charge for rent of the Maco Facility from an Affiliate of Sellers and Sellers agree to provide back-up substantiation for the rent amount prior to the Effective Date).

(c)           A Warehousing and Logistics Agreement, substantially in the form attached hereto as Exhibit D relating to certain warehousing and transition services at the warehouse in Barberino, Italy whereby Maco shall continue storing and distributing its products.

ARTICLE XI

CONDITIONS TO SELLERS’ OBLIGATIONS

The obligations of Sellers to proceed with the Closing and consummate the transactions at Closing contemplated by this Agreement are subject to the satisfaction, or waiver by Sellers in Sellers’ absolute discretion, of each of the following conditions precedent.

11.01       Representations and Warranties True.  The representations and warranties of Purchasers in this Agreement and in any agreement or document delivered in connection with the transactions contemplated by this Agreement are true and correct in all material respects as of the Closing Date, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time).

11.02       Performance.  Purchasers have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement and in any agreement or document delivered in connection with the transactions contemplated by this Agreement to be performed or complied with by it at or prior to the Closing.

11.03       Consents.  All notices to, filings with and consents from third parties or governmental agencies required to consummate the transactions contemplated hereby will have been made or obtained.

11.04       Consideration.  Purchasers have delivered to Sellers the items set forth in Schedule 4.02(B).

ARTICLE XII

COVENANTS

12.01       2005 Fall/Winter Collection.  Purchasers agree to pay Sellers within ten business days following receipt of back up documentation in an amount not to exceed €1,500,000 for costs and expenses, including samples, directly related to and incurred by Maco in connection with the design and development of the 2005 Fall/Winter collection of GUESS apparel, accessories, and other related goods (“2005 Design Expenses”).  Sellers will provide to Purchasers no later than January 31, 2005, copies of invoices, receipts, bills, and other back-up documentation substantiating the 2005 Design Expenses.  Purchasers will reimburse Sellers only for those expenses for which Sellers have provided documentation in a form satisfactory to Purchasers.   The above payment will be reduced if the amount of costs incurred by Maco in the 2005 financial year for design and development of the 2005 Fall/Winter collection related to orders or services booked by Maco in 2004 (“the 2005 Collection Costs”), plus the 2005 Design Expenses incurred by Maco in 2004, exceed an aggregate of €1,500,000.  The reduction will equal on a Euro to Euro basis the amount of the 2005 Collection Costs in excess of the aggregate expenditure of €1,500,000.

12.02       Maco’s Debts.  Within 10 business days after the Closing Date, Purchasers will cause Maco to satisfy all outstanding debts existing as of the Closing Date and owed on any of its bank credit facilities and to Fingen as set forth on Schedule 12.02 in such a way that all credit lines extended to Maco prior to December 31, 2004 are replaced by new credit lines negotiated by Purchasers.

12.03       Employees.

(a)           On or before the Closing or the Transfer Date, whichever is applicable, Sellers will, or will have caused Maco to, have actually terminated, with the waiver of the relevant employees to any claim, right, and indemnity expressed before all of the relevant and competent labor office (“Ufficio Provinciale del Lavoro”), the employment with Maco of those persons designated by Purchasers to Sellers on or before December 31, 2004 (“Designated Employees”).  At Sellers’ election, the Designated Employees may be transferred from Maco to Sellers or one or more Affiliates of Sellers.  All terminations and transfers will have been conducted in full compliance with all applicable laws and regulations (which are presently contemplated to be Italian laws and regulations).  Sellers will be fully responsible for any and all obligations of payment and/or consequences of the re-integration of any of the Designated Employees in Maco’s corporate organization caused by, or arising from, the terminations and transfers of the Designated Employees.  Sellers will immediately pay for (i) 100% of any severance payments in excess of the accrued amounts in the audited financial statements as of December 31, 2004 required to be paid from the beginning of such employee’s employment for the period up to December 31, 2004 under all applicable laws or agreements to any employee who voluntarily or involuntarily leaves the employ of Maco within 1 year after the Closing Date, and (ii) 90% of all other costs and expenses (including without limitation all wages, salary, bonuses, commissions, incentive payments, and other compensation such as vacation and sick pay) or any other benefit, perquisite, cost, expense, liability or obligation attributable to services provided prior to December 31, 2004) of such terminations and transfers which are in excess of such amounts described in clauses (i) and (ii) as shown in the audited Financial Statements as of the Closing Date.  Seller has notified Purchasers that the termination of one of its employees will take place on or before January 10, 2005.

(b)           Immediately following the Closing or the Transfer Date, whichever is applicable, Purchasers or one or more of their Affiliates may offer employment to employees of Sellers or their Affiliates involved in the conduct of the Licensed Businesses, other than the Designated Employees.

12.04       Books and Records; Access.

(a)           Unless otherwise consented to in writing by Sellers, for a period of 10 years after the Closing, neither Purchasers nor their Affiliates will destroy, alter or otherwise dispose of any original books or records of the Licensed Businesses included in the Transferred Assets without first offering to surrender such books and records to Sellers at no expense to Sellers and will maintain such books and records in good condition in a reasonably accessible location.  Purchasers will afford Sellers reasonable access during normal business hours to examine and copy such books and records.

(b)           Unless otherwise consented to in writing by Purchasers, for a period of 10 years after the Closing, neither Sellers nor their Affiliates will destroy, alter or otherwise dispose of any original books or records of the Licensed Businesses without first offering to surrender such books and records at no expense to Purchasers and will maintain such books and records in good condition in a reasonably accessible location.  Sellers will afford Purchasers reasonable access during normal business hours to examine and copy such books and records.

(c)           Sellers acknowledge that Guess is a reporting company subject to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such must timely file various reports with the U.S. Securities and Exchange Commission.  Sellers agree to cooperate, at no expense to Purchasers, in affording Purchasers access to and copies of materials requested by Purchasers in order to properly file such reports.

12.05       Transferred Assets.  After the Closing or the Transfer Date, as the case may be, Sellers will deliver to Purchasers or their designee(s) all Transferred Assets that subsequently come into the possession of Sellers or their Affiliates.

12.06       Tax Liabilities.  All Tax liabilities assessed by the tax authorities upon Maco Purchasers or any of Purchaser’ Affiliates that relate to Taxes of Maco imposed for any taxable period (or any portion thereof) ending on or before December 31, 2004 will be for the account of Maco, and the Purchaser will bear 10% of such liability and Seller will cause 90% of any such Tax liability or the amount of any such Tax to be paid over to the Purchasers within 15 days after receipt of the tax assessment notices thereof.

All Tax liabilities assessed by the tax authorities upon the Licensed Businesses that relate to Taxes of the Licensed Businesses imposed for any taxable period (or any portion thereof) ending on or before the Transfer Date of each individual Licensed Business will be for the account of the respective Licensed Business, and the Seller will cause 100% of any such Tax liability or the amount of any such Tax to be paid over to the Purchasers within 15 days after receipt of the tax assessment notices thereof.

12.07       Confidentiality.  Except for disclosure of any information as may be required in filings under the U.S. Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective agents and representatives to hold, in strict confidence from any Person unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of any governmental or regulatory authorities) or by other requirements of law or (ii) disclosed in an Action brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been:  (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchasers’ use of documents and information concerning Maco furnished by Sellers hereunder.  In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective representatives to, promptly (and in no event later than 10 business days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations, and other writings related thereto or based thereon prepared by the party furnished such documents and information or its representatives.

12.08       Bank Accounts.  After the Closing, Sellers will continue to provide Purchasers with copies of all statements, corporate resolutions and other documents related to its bank accounts in order to allow Purchasers to confirm the segregation of all funds of Maco from funds of Fingen and Fingen’s Affiliates.

12.09       No Claims by Affiliates.  Neither the Purchasers nor the Sellers will authorize or permit any of their respective Affiliates to initiate or make any claim against the other party (or their Affiliates) with respect to this Agreement and the transactions contemplated hereby, including without limitation claims by Sellers’ Affiliates that non-arms’ length transactions with Maco prior to the Closing may disadvantage such affiliate.  All such claims, if any, will be resolved between Sellers and Purchasers pursuant to the provisions of this Agreement.

12.10       Assistance In Proceedings.  After the Closing Date, without further consideration, Sellers will, and will cause their Affiliates to cooperate with Purchasers and their counsel in the contest or defense of, and make available their personnel and provide testimony and access to their books and records in connection with, any claim, action, investigation, litigation or proceeding involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date, or the Transfer Date, whichever is applicable, involving Maco, DutchCo or the Transferred Assets.

ARTICLE XIII

TERMINATION

13.01       Termination by Mutual Agreement.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time by the mutual written agreement of Sellers and Purchasers.

13.02       Other Termination.  By notice given prior to or at the Closing, subject to Section 13.03, this Agreement may be terminated as follows:

(a)           by Purchasers if a material breach of any provision of this Agreement has been committed by a Seller and such breach has not been waived by Purchasers;

(b)           by Sellers if a material breach of any provision of this Agreement has been committed by a Purchaser and such breach has not been waived by Sellers;

(c)           by Purchasers if the Closing has not occurred on or before the Closing Date, or such later date as the parties may agree upon, unless the Purchasers are in material breach of this Agreement; or

(d)           by Sellers if the Closing has not occurred on or before the Closing Date, or such later date as the parties may agree upon, unless the Purchasers are in material breach of this Agreement.

13.03       Effect of Termination.  Each party’s right of termination under Sections 13.01 and 13.02 is in addition to any other rights such party it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Sections 13.01 or 13.02, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 13.03 and Section 12.07 and Article XIV (except for those in Section 14.02) will survive; provided that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.01       Public Announcements.  Except as the other party hereto may authorize in writing or as required by law, including without limitation applicable securities laws, or the rules of any nationally recognized securities exchange, the parties hereto will not, and will cause their respective officers, directors, employees, Affiliates, and advisors not to make or authorize any public announcements relating to this Agreement and the transactions contemplated hereby to any person not an officer, director, employee, affiliate or advisor of such party.  Purchasers and

Sellers will agree on the content of any statement or communication to the public or the press prior to issuing any statement or communication to the public or the press regarding the transactions contemplated by this Agreement; provided that, if the securities laws applicable to Purchasers require public announcement prior to the time Purchasers and Sellers can achieve agreement thereon, Purchasers may make the required public announcement.

14.02       Further Assurances.  From time to time after the Closing or the Transfer Date, whichever is applicable, and without further consideration, Sellers will execute and deliver, or procure the execution and delivery by their Affiliates (or their successors-in-interest) of, such other instruments of conveyance, assignment, transfer and delivery, and take such other actions as Purchasers may reasonably request in order to further evidence and confirm the transfer to Purchasers or their designee(s) of the Shares, the DutchCo Shares and Transferred Assets and to put Purchasers in actual possession and operating control of Maco, DutchCo and the Transferred Assets, and the related books and records, and otherwise to fulfill their obligations under this Agreement.

14.03       Amendment; Waiver.  This Agreement may not be amended, modified, supplemented or any of its provisions waived, except by a written instrument executed and delivered by, in the case of amendment, modification, or supplement, Purchasers and Sellers and, in the case of waiver, by the party or parties sought to be charged thereby.  No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision hereof, and no such waiver will constitute a continuing waiver, unless otherwise expressly stated.  No failure of either Purchasers or Sellers to insist upon strict compliance by the other with any obligation, covenant, agreement or condition contained in this Agreement will operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

14.04       Fees and Expenses.  Purchasers and Sellers will bear and pay their own costs and expenses incurred in connection with the preparation, negotiation, execution, and delivery of this Agreement and the agreements, instruments, documents, and transactions referred to in or contemplated by this Agreement, including without limitation all fees, expenses or commissions of any of its advisors, agents, finders or brokers.

14.05       Notices.  All notices and other communications required or permitted under this Agreement will be in writing and (a) mailed by certified mail, faxed with a copy by certified mail or (b) delivered by courier with signature required for delivery:

If to Purchasers:	GUESS?, Inc. 1444 South Alameda Street Los Angeles, CA 90021
	Attn:	Legal Department
	Tel:	213-765-3100
	Fax:	213-744-7821

Guess Italia S.p.A. Via Danubio 9/11 10019 Osmannoro Sesto, Florence
	Attn:	Nello Rochetti
	Tel:	011-39-055-3430-921
	Fax:	011-39-055-3013-44

If to Sellers:	Fingen S.p.A. Piazza strozzi 1 Florence, Italy
	Attn:	Mr. Cesare Brogi
	Tel:	011-39-055-266041
	Fax:	011-39-055-2660554

Fingen Apparel N.V. Strawinskylaan 3051, 1077 ZX Amsterdam The Netherlands
	Attn:	Mr. Colin Longhurst
	Tel:	011-31-203012124
	Fax:	011-31-203012116

All notices and other communications addressed as provided in this Section 14.05 will be deemed given upon actual receipt if (a) delivered personally against proper receipt or by fax with copy sent by certified mail and (b) delivered by certified or registered mail with postage prepaid or by Federal Express or similar courier service with courier fees paid by the sender.  Otherwise such notices and communications will be deemed given 30 days after sending.

14.06       Assignment.  This Agreement is binding and inures to the benefit of the parties hereto and their respective successors-in-interest and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the parties hereto without the prior written consent of the other party; provided that Purchasers may assign any or all of their rights, interests, and obligations hereunder to one or more of their Affiliates, but such assignment(s) will not relieve Purchasers of their liability under this Agreement.  Any assignment that is in violation of this Section 14.06 will be void ab initio.

14.07       Governing Law.  This Agreement (exclusive of the Closing Documents) will be governed by and will be construed and enforced according to the laws of the State of California, U.S.A. without giving effect to the principles of its conflicts of law.

14.08       Arbitration.  All disputes arising out of or in connection with this Agreement will be resolved by Purchasers and Sellers through submission to binding arbitration.  The arbitration will be held pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association by one arbitrator appointed in accordance with those rules, but will be a person with substantial experience in the retail clothing industry.  The place of arbitration will be Los Angeles, California, and the law applied in the arbitration will be the law of the State of

California.  The foregoing will not prevent either Purchasers or Sellers from seeking injunctive relief in the state or federal courts of California or in any other jurisdiction before or during any arbitration hereunder.  The award rendered in the arbitration will be final and binding, and may be enforced in any court of competent jurisdiction.  The prevailing party in the arbitration, or in any proceeding to compel arbitration or enforce an arbitral award, will be entitled to recover its costs incurred in the arbitration or proceeding, including reasonable attorney’s fees.

14.09       Severability.  Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term or provision hereof.  In the event that any term or provision of this Agreement is determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity, or illegality will not affect any other term or provision of this Agreement, but this Agreement will be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein.  If any term or provision of this Agreement is for any reason held to be excessively broad as to time, duration, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent permitted under applicable law as it then exists.

14.10       Bulk Sales Laws.  Purchasers waive compliance by Sellers with (a) any bulk sales or similar laws and (b) any state, local or foreign Tax laws that may require notification of state or foreign governmental authorities and related actions in respect of bulk sales of assets outside of the ordinary course of business, in each case as such laws may apply to the transactions contemplated by this Agreement.

14.11       No Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each of the parties hereto and their respective successors-in-interest or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person other than Persons (a) included as an Indemnified Party and (b) agreeing in writing in advance of a claim to the arbitration provisions of Section 14.08 with respect to any disputes connected with its claim.

14.12       Entire Agreement.  This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes all previous negotiations, commitments, and writings with respect to such subject matter.  In the event of a conflict between this Agreement and any English translation of any Schedule, Closing Document or Exhibit thereof, the original language version of such Schedule, Closing Document or Exhibit will prevail over any English translation thereof.

14.13       Time Of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

14.14       Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

14.15       Captions.  The article and section headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and will not affect the interpretation or enforcement of this Agreement.

*   **   *

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

GUESS?, INC.	FINGEN S.p.A.

By:	By:
Name:	Name:
Title:	Title:

GUESS ITALIA S.r.l.	FINGEN APPAREL N.V.

By:	By:
Name:	Name:
Title:	Title: